Exhibit 99.4

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Alliant Techsystems Inc.:

We have audited the accompanying consolidated balance sheets of Alliant Techsystems Inc. and subsidiaries (the “Company”) as of March 31, 2012 and 2011, and the related consolidated statements of comprehensive income, equity, and cash flows for each of the three years in the period ended March 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alliant Techsystems Inc. and subsidiaries at March 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the accompanying consolidated financial statements have been retrospectively adjusted for the presentation of continuous consolidated statements of comprehensive income.

As discussed in Note 16 to the consolidated financial statements, the accompanying consolidated balance sheets, statements of income, stockholders’ equity, and cash flows have been retrospectively adjusted for changes in the Company’s segments.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of March 31, 2012, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 23, 2012, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE, LLP

Minneapolis, MN

May 23, 2012 (September 28, 2012 as to the effects of the retrospective presentation of separate consolidated and combined statements of comprehensive income as discussed in Note 1 and the change in operating segments described in Note 16)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended March 31
(Amounts in thousands except per share data)	2012	2011	2010
Sales	$4,613,399	$4,842,264	$4,807,666
Cost of sales	3,618,503	3,840,698	3,776,355
Gross profit	994,896	1,001,566	1,031,311
Operating expenses:
Research and development	66,403	64,960	75,896
Selling	169,984	164,063	168,986
General and administrative	262,923	246,817	236,084
Trade name impairments	—	—	38,008
Income before interest, income taxes, and noncontrolling interest	495,586	525,726	512,337
Interest expense	(89,296)	(87,612)	(77,494)
Interest income	676	560	574
Income before income taxes and noncontrolling interest	406,966	438,674	435,417
Income tax provision	143,762	124,963	156,473
Net income	263,204	313,711	278,944
Less net income attributable to noncontrolling interest	592	536	230
Net income attributable to Alliant Techsystems Inc.	$262,612	$313,175	$278,714

Alliant Techsystems Inc. earnings per common share:
Basic	$7.99	$9.41	$8.48
Diluted	$7.93	$9.32	$8.33

Alliant Techsystems Inc. weighted-average number of common shares outstanding:
Basic	32,874	33,275	32,851
Diluted	33,112	33,615	33,462

Net Income (from above)	$263,204	$313,711	$278,944
Other comprehensive income, net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service (credit) costs for pension and postretirement benefit plans recorded to net income (loss), net of tax (expense) benefit of $3,370, $3,600 and $3,460	(5,392)	(5,785)	(5,559)
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income (loss), net of tax benefit of $(38,042), $(33,962) and $(13,093)	60,864	54,569	21,035
Valuation adjustment for pension and postretirement benefit plans, net of tax benefit of $94,968, $4,009 and $141,287	(152,066)	(4,844)	(226,989)
Change in fair value of derivatives, net of income taxes of $17,060, $6,078, and $(25,386), respectively	(26,683)	(9,607)	39,706
Change in fair value of available-for-sale securities, net of income taxes of $156, $205, and $(1,517), respectively	(244)	(324)	2,373
Total other comprehensive income	(123,521)	34,009	(169,434)

Comprehensive income	139,683	347,720	109,510
Less comprehensive income attributable to noncontrolling interest	592	536	230
Comprehensive income attributable to Alliant Techsystems Inc.	$139,091	$347,184	$109,280

See Notes to the Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS

	March 31
(Amounts in thousands except share data)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$568,813	$702,274
Net receivables	1,029,155	945,611
Net inventories	258,495	242,028
Income tax receivable	—	22,228
Deferred income tax assets	101,720	65,843
Other current assets	51,512	81,249
Total current assets	2,009,695	2,059,233
Net property, plant, and equipment	604,498	587,749
Goodwill	1,251,536	1,251,536
Noncurrent deferred income tax assets	134,719	100,519
Deferred charges and other non-current assets	541,298	444,808
Total assets	$4,541,746	$4,443,845

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$30,000	$320,000
Accounts payable	333,980	292,281
Contract advances and allowances	119,824	121,927
Accrued compensation	121,901	135,442
Accrued income taxes	6,433	—
Other accrued liabilities	307,642	193,836
Total current liabilities	919,780	1,063,486
Long-term debt	1,272,002	1,289,709
Postretirement and postemployment benefits liabilities	111,392	126,012
Accrued pension liability	878,819	671,356
Other long-term liabilities	123,002	127,160
Total liabilities	3,304,995	3,277,723
Commitments and contingencies (Notes 10, 12 and 13)
Common stock—$.01 par value:
Authorized—180,000,000 shares
Issued and outstanding—33,142,408 shares at March 31, 2012 and 33,519,072 shares at March 31, 2011	332	335
Additional paid-in-capital	537,921	559,279
Retained earnings	2,241,711	2,005,651
Accumulated other comprehensive loss	(910,598)	(787,077)
Common stock in treasury, at cost—8,413,041 shares held at March 31, 2012 and 8,036,377 shares held at March 31, 2011	(642,571)	(621,430)
Total Alliant Techsystems Inc. stockholders’ equity	1,226,795	1,156,758
Noncontrolling interest	9,956	9,364
Total equity	1,236,751	1,166,122
Total liabilities and equity	$4,541,746	$4,443,845

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31
(Amounts in thousands)	2012	2011	2010
Operating Activities
Net income	$263,204	$313,711	$278,944
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	98,037	100,041	93,739
Amortization of intangible assets	10,848	11,145	6,091
Amortization of debt discount	12,293	17,168	19,867
Amortization of deferred financing costs	4,764	5,157	2,839
Trade name impairments	—	—	38,008
Other asset impairment	—	—	11,405
Deferred income taxes	7,518	23,018	(3,338)
(Gain) loss on disposal of property	(2,928)	2,281	5,756
Share-based plans expense	6,724	9,740	16,664
Excess tax benefits from share-based plans	(23)	(540)	(1,691)
Changes in assets and liabilities:
Net receivables	(207,451)	(153,723)	(81,279)
Net inventories	(16,466)	(6,400)	57
Accounts payable	42,557	20,065	(16,221)
Contract advances and allowances	(2,103)	15,108	20,739
Accrued compensation	(25,063)	(53,616)	800
Accrued income taxes	19,801	(40,164)	59,154
Pension and other postretirement benefits	37,547	86,955	(241,560)
Other assets and liabilities	123,048	71,124	(16,312)
Cash provided by operating activities	372,307	421,070	193,662
Investing Activities
Capital expenditures	(122,292)	(130,201)	(143,472)
Acquisition of business, net of cash acquired	—	(172,251)	5,002
Proceeds from the disposition of property, plant, and equipment	7,335	3,001	5,845
Cash used for investing activities	(114,957)	(299,451)	(132,625)
Financing Activities
Payments made on bank debt	(20,000)	(13,438)	(13,916)
Payments made to extinguish debt	(300,000)	(537,576)	—
Proceeds from issuance of long-term debt	—	750,000	—
Payments made for debt issue costs	—	(19,883)	—
Purchase of treasury shares	(49,991)	—	—
Dividends paid	(26,552)	(6,700)	—
Proceeds from employee stock compensation plans	5,709	13,819	8,381
Excess tax benefits from share-based plans	23	540	1,691
Cash (used for) provided by financing activities	(390,811)	186,762	(3,844)
(Decrease) increase in cash and cash equivalents	(133,461)	308,381	57,193
Cash and cash equivalents at beginning of year	702,274	393,893	336,700
Cash and cash equivalents at end of year	$568,813	$702,274	$393,893

Supplemental Cash Flow Disclosures:
Noncash investing activity:
Capital expenditures included in accounts payable	$14,976	$14,118	$15,621

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF  EQUITY

(Amounts in thousands	Common Stock $.01 Par Value		Additional Paid-In	Retained	Accumulated Other Comprehensive	Treasury	Noncontrolling	Total
except share data)	Shares	Amount	Capital	Earnings	Loss	Stock	Interest	Equity

Balance, March 31, 2009	32,783,496	$328	$574,675	$1,420,462	$(651,652)	$(677,842)	$8,598	$674,569
Comprehensive income			—	278,714	(169,434)	—	230	109,510
Exercise of stock options	170,380	—	(4,791)	—	—	13,172	—	8,381
Restricted stock grants	24,743	—	(2,437)	—	—	2,437	—	—
Share-based compensation	—	—	16,664	—	—	—	—	16,664
Performance shares issued net of treasury stock withheld	75,100	—	(8,759)	—	—	5,422	—	(3,337)
Tax benefit related to share based plans and other	—	—	2,346	—	—	—	—	2,346
Employee benefit plans and other	(6,701)	2	348	—	—	(1,061)	—	(711)
Balance, March 31, 2010	33,047,018	330	578,046	1,699,176	(821,086)	(657,872)	8,828	807,422
Comprehensive income				313,175	34,009	—	536	347,720
Exercise of stock options	251,401	—	(5,622)	—	—	19,440	—	13,818
Restricted stock grants	88,585	—	(7,057)	—	—	7,057	—	—
Share-based compensation	—	—	9,740	—	—	—	—	9,740
Performance shares issued net of treasury stock withheld	139,342	—	(17,193)	—	—	10,689	—	(6,504)
Tax benefit related to share based plans and other	—	—	1,111	—	—	—	—	1,111
Dividends paid	—	—	—	(6,700)	—	—	—	(6,700)
Employee benefit plans and other	(7,274)	5	254	—	—	(744)	—	(485)
Balance, March 31, 2011	33,519,072	335	559,279	2,005,651	(787,077)	(621,430)	9,364	1,166,122
Comprehensive income				262,612	(123,521)	—	592	139,683
Exercise of stock options	107,944	—	(2,580)	—	—	8,289	—	5,709
Restricted stock grants	201,429	—	(17,159)	—	—	17,159	—	—
Share-based compensation	—	—	6,724	—	—	—	—	6.724
Treasury stock purchased	(742,000)	—	—	—	—	(49,991)	—	(49,991)
Performance shares issued net of treasury stock withheld	73,685	—	(8,752)	—	—	5,946	—	(2,806)
Tax benefit related to share based plans and other	—	—	(1,173)	—	—	—	—	(1,173)
Dividends paid	—	—	—	(26,552)	—	—	—	(26,552)
Employee benefit plans and other	(17,722)	(3)	1,582	—	—	(2,544)	—	(965)
Balance, March 31, 2012	33,142,408	$332	$537,921	$2,241,711	$(910,598)	$(642,571)	$9,956	$1,236,751

See Notes to the Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data and unless otherwise indicated)

1.  Summary of Significant Accounting Policies

Nature of Operations.  Alliant Techsystems Inc. (“ATK” or “the Company”) is an aerospace, defense, and commercial products company and leading supplier of products to the U.S. Government, allied nations, and prime contractors.  ATK is also a major supplier of ammunition and related accessories to law enforcement agencies and commercial customers. ATK is headquartered in Arlington, Virginia and has operating locations throughout the United States, Puerto Rico, and internationally.

Basis of Presentation.  The consolidated financial statements of ATK include all majority-owned affiliates. Intercompany transactions and accounts have been eliminated.

Fiscal Year.  References in this report to a particular fiscal year refer to the year ended March 31 of that calendar year. ATK’s interim quarterly periods are based on 13-week periods and end on Sundays.

Use of Estimates.  The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

Revenue Recognition.

Our sales come primarily from contracts with agencies of the U.S. Government and its prime contractors and subcontractors. As the various U.S. Government customers, including the U.S. Army, U.S. Navy,  NASA, and the U.S. Air Force, make independent purchasing decisions, we do not generally regard the U.S. Government as one customer. Instead, we view each agency as a separate customer.

Sales by customer were as follows:

Sales to:

	Percent of Sales For Fiscal Years Ended:
	2012	2011	2010
U.S. Army	28%	30%	28%
U.S. Navy	12%	11%	11%
NASA	10%	13%	18%
U.S. Air Force	6%	7%	7%
Other U.S. Government customers	9%	7%	5%
Total U.S. Government customers	65%	68%	69%
Commercial and foreign customers	35%	32%	31%
Total	100%	100%	100%

Long-Term Contracts — The majority of ATK’s sales are accounted for as long-term contracts.  Sales under long-term contracts are accounted for under the percentage-of-completion method and include cost-plus and fixed-price contracts. Sales under cost-plus contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion (“cost-to-cost”) or based on results achieved, which usually coincides with customer acceptance (“units-of-delivery”).  The majority of ATK’s total revenue is accounted for using the cost-to-cost method of accounting.

Profits expected to be realized on contracts are based on management’s estimates of total contract sales value and costs at completion. Estimated amounts for contract changes, including scope and claims, are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated gross margin loss is charged to cost of sales. Changes in estimates of contract sales, costs, or profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current or prior periods.  The effect of the changes on future periods of contract performance is recognized as if the revised estimate had been used since contract inception.

Changes in contract estimates occur for a variety of reasons including changes in contract scope, unforeseen changes in contract cost estimates due to unanticipated cost growth or risks affecting contract costs and/or the resolution of contract risks at lower costs than anticipated, as well as changes in contract overhead costs over the performance period. Changes in estimates could have a material effect on the company’s consolidated financial position or annual results of operations. Aggregate net changes in contract estimates recognized using the cumulative catch-up method of accounting increased operating income by $106, 973 in 2012, $ 51,508 in 2011, and $44,383 in 2010. The adjustments recorded during the year ended March 31, 2012 were primarily driven by greater than expected performance at the Radford facility due to increased production volumes, changes in estimates as contracts near completion in energetic and small- caliber systems programs, the absence of a reduction in sales and profit on a commercial aerospace program recorded in fiscal 2011, and changes in expectations on an international advanced weapons program, a defense electronic systems program, and others.

Contracts may contain provisions to earn incentive and award fees if specified targets are achieved as well as penalty provisions related to performance. Incentive and award fees and penalties that can be reasonably estimated and are probable are recorded over the performance period of the contract. Incentive and award fees that cannot be reasonably estimated are recorded when awarded.

Other Revenue Recognition Methodology — Sales not recognized under the long-term contract method primarily relate to sales within the Sporting Group and are recognized when persuasive evidence of an arrangement exists, the product has been delivered and legal title and all risks of ownership have been transferred, written contract and sales terms are complete, customer acceptance has occurred, and payment is reasonably assured. Sales are reduced for allowances and price discounts.

Fiscal 2012 sales by revenue recognition method were as follows:

Sales recorded under:

Percent of Sales
Long-term contracts method	78%
Other method	22%
Total	100%

Operating Expenses.  Research and development, selling and general and administrative costs are expensed in the year incurred. Research and development costs include costs incurred for experimentation and design testing. Selling costs include bid and proposal efforts related to products and services. Costs that are incurred pursuant to contractual arrangements are recorded over the period that revenue is recognized, consistent with ATK’s contract accounting policy.

Environmental Remediation and Compliance.  Costs associated with environmental compliance, restoration, and preventing future contamination that are estimable and probable are accrued and expensed, or capitalized as appropriate. Expected remediation, restoration, and monitoring costs relating to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are accrued and expensed in the period that such costs become estimable. Liabilities are recognized for remedial and resource restoration activities when they are probable and the cost can be reasonably estimated. ATK expects that a portion of its environmental remediation costs will be recoverable under U.S. Government contracts and has recorded a receivable equal to the present value of the amount that ATK expects to recover.

ATK’s engineering, financial, and legal specialists estimate, based on current law and existing technologies, the cost of each environmental liability. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties (“PRPs”) will be able to fulfill their commitments at the sites where ATK may be jointly and severally liable. ATK’s estimates for environmental obligations are dependent on, and affected by, the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, methods of remediation available, the technology that will be required, the outcome of discussions with regulatory agencies and other PRPs at multi-party sites, the number and financial viability of other PRPs, changes in environmental laws and regulations, future technological developments, and the timing of expenditures; accordingly, ATK periodically evaluates and revises such estimates based on expenditures against established reserves and the availability of additional information.

Cash Equivalents.  Cash equivalents are all highly liquid cash investments purchased with original maturities of three months or less.

Marketable Securities.  Investments in a common collective trust that primarily invests in fixed income securities are classified as available-for-sale securities and are recorded at fair value within other current assets and deferred charges and other non-current assets on the consolidated balance sheet.  Unrealized gains and losses are recorded in other comprehensive (loss) income (“OCI”). When such investments are sold, the unrealized gains or losses are reversed from OCI and recognized in the consolidated income statement.

Inventories.  Inventories are stated at the lower of cost or market. Inventoried costs relating to contracts in progress are stated at actual production costs, including factory overhead, initial tooling, and other related costs incurred to date, reduced by amounts associated with recognized sales. Raw materials, work in process, and finished goods are generally determined using the standard costing method.

Inventories consist of the following:

	March 31
	2012	2011
Raw materials	$122,072	$97,942
Work/Contracts in process	53,018	53,499
Finished goods	83,405	90,587
Net inventories	$258,495	$242,028

Progress payments received from customers relating to the uncompleted portions of contracts are offset against unbilled receivable balances or applicable inventories. Any remaining progress payment balances are classified as contract advances.

Accounting for Goodwill and Identifiable Intangible Assets

Goodwill — ATK tests goodwill for impairment on the first day of its fourth fiscal quarter or upon the occurrence of events or changes in circumstances that indicate that the asset might be impaired. The Company has determined that the reporting units for its goodwill impairment review are its operating segments, or components of an operating segment, that constitute a business for which discrete financial information is available, and for which segment management regularly reviews the operating results.

The impairment test is performed using a two-step process.  In the first step, ATK determines the estimated fair value of each reporting unit and compares it to the carrying value of the reporting unit, including goodwill.  If the carrying amount of a reporting unit is higher than its fair value, an indication of goodwill impairment exists and the second step must be performed in order to determine the amount of the goodwill impairment. In the second step, ATK must determine the implied fair value of the reporting unit’s goodwill which is determined by allocating the estimated fair value of the reporting unit in a manner similar to a purchase price allocation. The implied fair value is compared to the carrying amount and if the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

Identifiable Intangible Assets—ATK’s primary identifiable intangible assets include trademarks and trade names, non-compete agreements, patented technology, and customer relationships.  Identifiable intangible assets with finite lives are amortized and evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  Identifiable intangibles with indefinite lives are not amortized and are tested for impairment annually on the first day of ATK’s fourth fiscal quarter, or more frequently if events warrant.

ATK’s identifiable intangibles with indefinite lives consist of certain trademarks and trade names.  The impairment test consists of a comparison of the fair value of the specific intangible asset with its carrying value.  The fair value of these assets is measured using the relief-from-royalty method which assumes that the asset has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them.  This method requires ATK to estimate the future revenue for the related brands and technology, the appropriate royalty rate, and the weighted average cost of capital.  ATK bases its fair values and estimates on assumptions it believes to be reasonable, but which are unpredictable and inherently uncertain.

Stock-Based Compensation.  ATK’s stock-based employee compensation plans, which are described more fully in Note 14, provide for the grant of various types of stock-based incentive awards, including performance awards, total stockholder return performance awards (“TSR awards”),  restricted stock, and options to purchase common stock. The types and mix of stock-based incentive awards are evaluated on an ongoing basis and may vary based on ATK’s overall strategy regarding compensation, including consideration of the impact of expensing stock awards on ATK’s results of operations.

Performance awards are valued at the fair value of ATK stock as of the grant date and expense is recognized based on the number of shares expected to vest under the terms of the award under which they are granted.  ATK uses an integrated Monte Carlo simulation model to determine the fair value of the TSR awards and the calculated fair value is recognized into income over the vesting period.  Restricted stock issued vests over periods ranging from one to five years and is valued based on the market value of ATK stock on the grant date. The estimated grant date fair value of stock options is recognized into income on a straight-line basis over the requisite service period, generally one to three years.  The estimated fair value of each option is calculated using the Black-Scholes option-pricing model.  See Note 14 for further details.

Income Taxes.  Provisions for federal, state, and foreign income taxes are calculated based on reported pre-tax earnings and current tax law.  Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes.  Significant judgment is required in determining income tax provisions and evaluating tax positions.  ATK periodically assesses its liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information.  Where it is not more likely than not that ATK’s tax position will be sustained, the Company records the entire resulting tax liability and when it is more likely than not of being sustained, the Company records its best estimate of the resulting tax liability.  Any applicable interest and penalties related to those positions are also recorded in the consolidated financial statements.  To the extent ATK’s assessment of the tax outcome of these matters changes, such change in estimate will impact the income tax provision in the period of the change.  It is ATK’s policy to record any interest and penalties related to income taxes as part of the income tax expense for financial reporting purposes.  Deferred tax assets related to carryforwards are reduced by a valuation allowance when it is not more likely than not that the amount will be realized before expiration of the carryforward period.  As part of this analysis ATK takes into the account the amount and character of the income to determine if the carryforwards will be realized.  Significant estimates are required for this analysis.  Changes in the amounts of valuation allowance are recorded in the tax provision in the period when the change occurs.

Derivative Instruments and Hedging Activities.  From time to time, ATK uses derivatives, consisting mainly of commodity forward contracts to hedge forecasted purchases of certain commodities and foreign currency exchange contracts to hedge forecasted transactions denominated in a foreign currency.  ATK does not hold or issue derivatives for trading purposes. At the inception of each derivative instrument, ATK documents the relationship between the hedging instrument and the hedged item, as well as its risk-management objectives and strategy for undertaking the hedge transaction. ATK assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instrument is highly effective in offsetting changes in the hedged item. Derivatives are recognized on the balance sheet at fair value. ATK’s current derivatives are designated as cash flow hedges and the effective portion of the change in the fair value of the derivative is recorded to accumulated OCI and recognized in earnings when the hedged item affects earnings.  See Note 3 for further details.

Earnings Per Share Data.  Basic earnings per share (“EPS”) is computed based upon the weighted average number of common shares outstanding for each period. Diluted EPS is computed based on the weighted average number of common shares and common equivalent shares. Common equivalent shares represent the effect of stock-based awards (see Note 14) and contingently issuable shares related to ATK’s Convertible Senior Subordinated Notes (see Note 9) during each period presented, which, if exercised, earned, or converted, would have a dilutive effect on earnings per share. In computing EPS for the fiscal years presented, earnings, as reported for each respective period, is divided by (in thousands):

	Years Ended March 31
	2012	2011	2010
Basic EPS shares outstanding	32,874	33,275	32,851
Dilutive effect of stock-based awards	238	340	477
Dilutive effect of contingently issuable shares	—	—	134
Diluted EPS shares outstanding	33,112	33,615	33,462

Shares excluded from the calculation of diluted EPS because the option exercise/threshold price was greater than the average market price of the common shares	5	5	—

As discussed further in Note 9, contingently issuable shares related to ATK’s various convertible senior subordinated notes are not included in diluted EPS for 2012 or 2011 because ATK’s average stock price during the periods did not exceed the triggering price.

Contingently issuable shares related to ATK’s $200,000 aggregate principal amount of 3.00% Convertible Notes due 2024 and the $280,000 aggregate principal amount of 2.75% Convertible Notes due 2024, as discussed in Note 9, were included in diluted EPS in fiscal 2010 because ATK’s average stock price exceeded the conversion price during that period.

Comprehensive Income.

The components of accumulated OCI, net of income taxes, are as follows:

	March 31
	2012	2011
Derivatives	$3,416	$30,099
Pension and other postretirement benefit liabilities	(915,010)	(818,416)
Available-for-sale securities	996	1,240
Total accumulated other comprehensive loss	$(910,598)	$(787,077)

The following table summarizes the pre-tax activity in OCI related to these derivatives:

	Years Ended March 31
	2012	2011	2010
Beginning of period unrealized gain in accumulated OCI	$49,407	$65,582	$—
Net (decrease) increase in fair value of derivatives	(24,424)	26,491	79,431
Net gains reclassified from OCI, offsetting the price paid to suppliers	(19,319)	(42,666)	(13,849)
End of period unrealized gain in accumulated OCI	$5,664	$49,407	$65,582

There was no ineffectiveness recognized in earnings for these contracts during any of the fiscal years presented. ATK expects that any unrealized losses will be realized and reported in cost of sales as the cost of the commodities is included in cost of sales. Estimated and actual gains or losses will change as market prices change.

Fair Value of Nonfinancial Instruments.  The carrying amount of receivables, inventory, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments.  See Note 2 for additional disclosure regarding fair value of financial instruments.

New Accounting Pronouncements.

On May 12, 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”).  ASU 2011-04 clarifies the application of existing fair value measurement requirements including: (1) the application of the highest and best use and valuation premise concepts, (2) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and (3) quantitative information required for fair value measurements categorized within Level 3. ASU 2011-04 also provides guidance on measuring the fair value of financial instruments managed within a portfolio, and application of premiums and discounts in a fair value measurement. In addition, ASU 2011-04 requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The amendments in this guidance are to be applied prospectively and are effective for interim and annual periods beginning after December 15, 2011. The adoption of this ASU did not have a material impact on ATK’s financial statements.

On June 16, 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, (“ASU 2011-05”).  This update revises the manner in which entities must present comprehensive income in their financial statements.  ASU 2011-05 gives entities the option to present total comprehensive income, the components of net income, and the components of other comprehensive income in either of the following ways: (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements.  ASU 2011-05 is effective for fiscal years beginning after December 15, 2011 and interim periods within those years (ATK’s fiscal 2013). ATK has adopted this guidance with retrospective application as of April 1, 2012, and has presented total comprehensive income in the Condensed Consolidated Statement of Comprehensive Income.

On September 15, 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment (“ASU 2011-08). Under the revised guidance, entities testing goodwill for impairment will have the option to perform a qualitative assessment before calculating the fair value of their reporting units (i.e., step 1 of the goodwill impairment test under the historical rules).  If entities determine, on the basis of qualitative factors, that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary.  The new guidance does not change how goodwill is calculated or assigned to reporting units, nor does it amend the requirement to test goodwill annually or between annual tests if circumstances warrant.  ASU No. 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 (ATK’s fiscal 2013).  ATK does not believe the adoption of this ASU will have a material impact on its financial statements.

On December 16, 2011, the FASB issued ASU No. 2011-11, Balance Sheet (Topic 360), Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”). The amendments in this update require an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. The amendments in this guidance are to be retrospectively applied for all comparative periods presented for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods, beginning in fiscal 2014 for ATK. ATK does not believe the adoption of this ASU will have a material impact on its financial statements.

2.  Fair Value of Financial Instruments

The current authoritative guidance on fair value clarifies the definition of fair value, prescribes a framework for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value, and expands disclosures about the use of fair value measurements.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The valuation techniques required by the current authoritative literature are based upon observable and unobservable inputs.  Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions.  These two types of inputs create the following fair value hierarchy:

Level 1 — Quoted prices for identical instruments in active markets.

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 — Significant inputs to the valuation model are unobservable.

The following section describes the valuation methodologies used by ATK to measure its financial instruments at fair value.

Investments in marketable securities — ATK’s investments in marketable securities represent investments held in a common collective trust (“CCT”) that primarily invests in fixed income securities which are used to pay benefits under a nonqualified supplemental executive retirement plan for certain executives and highly compensated employees.  Investments in a collective investment vehicle are valued by multiplying the investee company’s net asset value per share with the number of units or shares owned at the valuation date as determined by the investee company.  Net asset value per share is determined by the investee company’s custodian or fund administrator by deducting from the value of the assets of the investee company all its liabilities and the resulting number is divided by the outstanding number of shares or units.  Investments held by the CCT, including collateral invested for securities on loan, are valued on the basis of valuations furnished by a pricing service approved by the CCT’s investment manager, which determines valuations using methods based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders, or at fair value as determined in good faith by the CCT’s investment manager.  The fair value of these securities is included within other current assets and deferred charges and other non-current assets on the consolidated balance sheet.

Derivative financial instruments and hedging activities — In order to manage its exposure to commodity pricing and foreign currency risk, ATK periodically utilizes commodity and foreign currency derivatives, which are considered Level 2 instruments.  As discussed further in Note 3, ATK has outstanding commodity forward contracts that were entered into to hedge forecasted purchases of copper and zinc, as well as outstanding foreign currency forward contracts that were entered into to hedge forecasted transactions denominated in a foreign currency.  Commodity derivatives are valued based on prices of futures exchanges and recently reported transactions in the marketplace.  Foreign currency derivatives are valued based on observable market transactions of spot currency rates and forward currency prices.

Long-Term Debt — The fair value of the variable-rate long-term debt is calculated based on current market rates for debt of the same risk and maturities.  The fair value of the fixed-rate debt is based on market quotes for each  issuance. We have considered these to be Level 2 instruments.

The following table sets forth by level within the fair value hierarchy ATK’s financial assets and liabilities that are measured at fair value on a recurring basis:

	As of March 31, 2012
	Fair Value Measurements Using Inputs Considered as
	Level 1	Level 2	Level 3
Assets
Marketable securities	$—	$8,546	$—
Derivatives	—	12,182	—

Liabilities
Derivatives	$—	$6,518	$—

	As of March 31, 2011
	Fair Value Measurements Using Inputs Considered as
	Level 1	Level 2	Level 3
Assets
Marketable securities	$—	$9,470	$—
Derivatives	—	49,407	—

Liabilities
Derivatives	$—	$—	$—

The following table presents ATK’s assets and liabilities that are not measured at fair value on a recurring basis.  The carrying values and estimated fair values were as follows:

	As of March 31, 2012		As of March 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Fixed rate debt	$932,002	$986,394	$1,219,709	$1,303,466
Variable rate debt	370,000	370,000	390,000	386,100

3.  Derivative Financial Instruments

ATK is exposed to market risks arising from adverse changes in:

•                  commodity prices affecting the cost of raw materials and energy,

•                  interest rates, and

•                  foreign exchange risks

In the normal course of business, these risks are managed through a variety of strategies, including the use of derivative instruments.  Commodity forward contracts are periodically used to hedge forecasted purchases of certain commodities, foreign currency exchange contracts are used to hedge forecasted transactions denominated in a foreign currency, and ATK periodically uses interest rate swaps to hedge forecasted interest payments and the risk associated with variable interest rates on long-term debt.

ATK entered into forward contracts for copper and zinc during fiscal 2012, 2011 and 2010.  The contracts essentially establish a fixed price for the underlying commodity and are designated and qualify as effective cash flow hedges of purchases of the commodity.  Ineffectiveness is calculated as the amount by which the change in the fair value of the derivatives exceeds the change in the fair value of the anticipated commodity purchases.

ATK also entered into foreign currency forward contracts during fiscal 2011 and fiscal 2010.  These contracts were used to hedge forecasted inventory purchases and subsequent payments, or customer receivables, denominated in foreign currencies and were designated and qualified as effective cash flow hedges.  Ineffectiveness with respect to forecasted inventory purchases was calculated based on changes in the forward rate until the anticipated purchase occurs; ineffectiveness of the hedge of the accounts payable was evaluated based on the change in fair value of its anticipated settlement.

The fair value of the commodity and foreign currency forward contracts is recorded within other assets or liabilities, as appropriate, and the effective portion is reflected in accumulated Other Comprehensive Income (Loss) in the financial statements.  The gains or losses on the commodity forward contracts are recorded in inventory as the commodities are purchased.   The gains or losses on the foreign currency forward contracts are recorded in earnings when the related inventory is sold.

As of March 31, 2012, ATK had the following outstanding commodity forward contracts that were entered into to hedge forecasted purchases:

Number of Pounds
Copper	22,350,000
Zinc	6,245,000

As of March 31, 2012, ATK had no outstanding foreign currency forward contracts in place.

The table below presents the fair value and location of ATK’s derivative instruments designated as hedging instruments in the consolidated balance sheet as of the periods presented.

		Asset Derivatives		Liability Derivatives
		Fair value as of		Fair value as of
	Location	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Commodity forward contracts	Other current assets / other accrued liabilities	$12,182	$36,398	$6,518	$—
Commodity forward contracts	Deferred charges and other non-current assets / other long term liabilities	—	12,619	—	—
Foreign currency forward contracts	Other current assets/ accrued liabilities	—	390	—	—
Total		$12,182	$49,407	$6,518	$—

Due to the nature of ATK’s business, the benefits associated with the commodity contracts may be passed on to the customer and not realized by ATK.

For the periods presented below, the derivative gains and losses in the consolidated income statements related to commodity forward contracts and foreign currency forward contracts were as follows:

	Pretax amount of gain (loss) recognized in Other Comprehensive Income (Loss)	Pretax amount of gain (loss) reclassified from Accumulated Other Comprehensive Income (Loss)		Gain or (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Amount	Location	Amount	Location	Amount
Fiscal year ended March 31, 2012
Commodity forward contracts	$5,664	Cost of Sales	$24,424	Cost of Sales	$—

Fiscal year ended March 31, 2011
Commodity forward contracts	$49,017	Cost of Sales	$26,491	Cost of Sales	$—
Foreign currency forward contracts	390	Cost of Sales	—	Cost of Sales	—

All derivatives used by ATK during the periods presented were designated as hedging instruments.

There was no ineffectiveness recognized in earnings for these contracts during any of the periods presented.  ATK expects that any unrealized losses will be realized and reported in cost of sales as the cost of the commodities is included in cost of sales. Estimated and actual gains or losses will change as market prices change.

4.  Acquisitions

In accordance with the accounting standards regarding business combinations, the results of acquired businesses are included in ATK’s consolidated financial statements from the date of acquisition. The purchase price for each acquisition is allocated to the acquired assets and liabilities based on fair value. The excess purchase price over estimated fair value of the net assets acquired is recorded as goodwill.

On April 9, 2010, ATK acquired Blackhawk Industries Products Group Unlimited, LLC (“Blackhawk”) for a purchase price of $172,251.  Blackhawk is a manufacturer of high quality tactical gear.  ATK believes that the acquisition provides ATK with a strong tactical systems brand, an expanded portfolio of quality products, and additional design and development expertise for innovative tactical accessories which will strengthen ATK’s position in tactical accessories and equipment for domestic and international military, law enforcement, security, and sport enthusiast markets.   Blackhawk employs approximately 300 employees and is included in the Sporting Group.  The purchase price allocation was completed in fiscal 2011.  Most of the goodwill generated in this acquisition will be deductible for tax purposes.

ATK used the acquisition method of accounting to account for this acquisition and, accordingly, the Blackhawk’s results are included in ATK’s consolidated financial statements at the date of acquisition.  The purchase price for the acquisition was allocated to the acquired assets and liabilities based on estimated fair value.  Pro forma information on the results of operations for fiscal 2011 and 2010 as if the acquisitions had occurred at the beginning of fiscal 2010 is not being presented because the acquisition is not material to ATK for that purpose.

ATK made no acquisitions during fiscal 2012 or 2010.

5.  Receivables

Receivables, including amounts due under long-term contracts (contract receivables), are summarized as follows:

	March 31
	2012	2011
Billed receivables
U.S. Government contracts	$241,701	$189,471
Commercial and other	215,653	227,579
Unbilled receivables
U.S. Government contracts	447,572	432,342
Commercial and other	135,877	105,640
Less allowance for doubtful accounts	(11,648)	(9,421)
Net receivables	$1,029,155	$945,611

Receivable balances are shown net of customer progress payments received of $461,743 as of March 31, 2012 and $441,159 as of March 31, 2011.   ATK also had $312,843 and $188,935 of long-term unbilled receivables, primarily relating to commercial aerospace programs, recorded in deferred charges and other non-current assets at March 31, 2012 and 2011, respectively.

Unbilled receivables represent the balance of recoverable costs and accrued profit, comprised principally of revenue recognized on contracts for which billings have not been presented to the customer because the amounts were earned but not contractually billable as of the balance sheet date. These amounts include expected additional billable general overhead costs and fees on flexibly priced contracts awaiting final rate negotiations, and are expected to be billable and collectible within one year.

The following is a reconciliation of the changes in ATK’s allowance for doubtful accounts during fiscal 2011 and 2012:

Balance at April 1, 2010	$9,848
Expense	5,432
Write-offs	(201)
Reversals and other adjustments	(5,658)
Balance at March 31, 2011	9,421
Expense	5,317
Write-offs	(377)
Reversals and other adjustments	(2,713)
Balance at March 31, 2012	$11,648

6.  Property, Plant, and Equipment

Property, plant, and equipment is stated at cost and depreciated over estimated useful lives. Machinery and test equipment is depreciated using the double declining balance method at most of ATK’s facilities, and using the straight-line method at other ATK facilities. Other depreciable property is depreciated using the straight-line method. Machinery and equipment are depreciated over one to 30 years and buildings and improvements are depreciated over one to 45 years. Depreciation expense was $98,037 in fiscal 2012, $100,041 in fiscal 2011, and $93,739 in fiscal 2010.

ATK reviews property, plant, and equipment for impairment when indicators of potential impairment are present. When such impairment is identified, it is recorded as a loss in that period.  Maintenance and repairs are charged to expense as incurred.  Major improvements that extend useful lives are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

Property, plant, and equipment consists of the following:

	March 31
	2012	2011
Land	$38,601	$32,295
Buildings and improvements	315,179	297,924
Machinery and equipment	1,146,284	1,089,247
Property not yet in service	48,215	49,244
Gross property, plant, and equipment	1,548,279	1,468,710
Less accumulated depreciation	(943,781)	(880,961)
Net property, plant, and equipment	$604,498	$587,749

7.  Goodwill and Deferred Charges and Other Non-Current Assets

The changes in the carrying amount of goodwill by segment were as follows:

	Aerospace Group	Defense Group	Sporting Group	Total
Balance at April 1, 2010	$676,516	$366,947	$140,447	$1,183,910
Acquisition	—	—	67,626	67,626
Balance at March 31, 2011	$676,516	$366,947	$208,073	$1,251,536
Adjustments	—	—	—	—
Balance at March 31, 2012	$676,516	$366,947	$208,073	$1,251,536

The goodwill recorded within Aerospace Group above is presented net of $108,500 of accumulated impairment losses.

The fiscal 2011 acquisition in Sporting Group relates to the purchase price allocation of Blackhawk, as previously discussed in Note 4.

Deferred charges and other non-current assets consist of the following:

	March 31
	2012	2011
Gross debt issuance costs	$27,613	$34,823
Less accumulated amortization	(9,602)	(12,047)
Net debt issuance costs	18,011	22,776
Other intangible assets	121,001	131,850
Long term receivables	312,843	188,935
Long term inventory	13,032	11,061
Environmental remediation receivable	28,888	26,761
Commodity forward contracts	—	12,619
Other non-current assets	47,523	50,806
Total deferred charges and other non-current assets	$541,298	$444,808

The long term receivables represent unbilled receivables on long term commercial aerospace contracts and other programs that ATK does not expect to collect within the next fiscal year.

Included in deferred charges and other non-current assets in the table above is $38,998 of other intangible assets consisting of trademarks and brand names that are not being amortized as their estimated useful lives are considered indefinite and amortizing assets as follows:

	March 31, 2012			March 31, 2011
	Gross carrying amount	Accumulated amortization	Total	Gross carrying amount	Accumulated amortization	Total
Trade name	66,060	(9,062)	56,998	$66,060	$(4,592)	$61,468
Patented technology	17,400	(4,820)	12,580	17,400	(2,410)	14,990
Customer relationships and other	34,185	(21,760)	12,425	34,185	(17,791)	16,394
Total	$117,645	$(35,642)	$82,003	$117,645	$(24,793)	$92,852

During the fourth quarter of 2010, ATK made a strategic decision to discontinue the use of the Thiokol and MRC trade names which were recorded as part of business acquisitions in April 2001 and March 2004, respectively.  The Thiokol trade name was not being amortized as its estimated useful life was considered indefinite.  ATK had begun amortizing the MRC trade name during fiscal 2009 over an estimated useful life of 10 years.  The decision to discontinue using these names was based on the belief that the ATK brand name better reflects the Company’s overall capabilities as ATK continues to pursue business and react to changes in the markets in which these trade names had historically been used.  The Company will no longer use the Thiokol or MRC trade names.  This decision represented a change in circumstances that would indicate that the assets’ carrying values may not be recoverable and, as a result, ATK evaluated the assets for impairment.  The Company measured the fair value of the assets using reduced expected future contributions and the appropriate royalty rate.  Based on this assessment, ATK recorded non-cash impairment charges of $24,586 and $13,422, within Aerospace Group and Defense Group, respectively, related to the Thiokol and MRC trade names.  These charges were included in operating expenses in the Consolidated Income Statements.

The assets in the table above are being amortized using a straight-line method over a weighted average remaining period of approximately 10.5 years. Amortization expense related to these assets was $10,848 in fiscal 2012, $11,145 in fiscal 2011, and $6,091 in fiscal 2010.  ATK expects amortization expense related to these assets to be as follows:

Fiscal 2013	$11,187
Fiscal 2014	10,320
Fiscal 2015	9,304
Fiscal 2016	7,707
Fiscal 2017	5,417
Thereafter	38,068
Total	$82,003

8.  Other Accrued Liabilities

The major categories of other current and long-term accrued liabilities are as follows:

	March 31
	2012	2011
Employee benefits and insurance, including pension and other postretirement benefits	$76,646	$63,956
Warranty	24,221	18,076
Litigation Liability	25,500	—
Interest	15,293	2,103
Environmental remediation	5,135	4,160
Rebate	6,050	6,934
Deferred lease obligation	27,782	22,212
Commodity forward contracts	6,518	—
Federal excise tax	15,338	12,609
Other	105,159	63,786
Total other accrued liabilities — current	$307,642	$193,836

Environmental remediation	$52,361	$47,726
Management nonqualified deferred compensation plan	19,704	21,483
Non-current portion of accrued income tax liability	20,396	28,024
Deferred lease obligation	14,932	14,448
Other	15,609	15,479
Total other long-term liabilities	$123,002	$127,160

ATK provides product warranties, which entail repair or replacement of non-conforming items, in conjunction with sales of certain products. Estimated costs related to warranties are recorded in the period in which the related product sales occur. The warranty liability recorded at each balance sheet date reflects the estimated liability for warranty coverage for products delivered based on historical information and current trends. The following is a reconciliation of the changes in ATK’s product warranty liability during the periods presented:

Balance at April 1, 2010	$14,010
Payments made	(1,468)
Warranties issued	8,294
Changes related to preexisting warranties	(2,760)
Balance at March 31, 2011	18,076
Payments made	(142)
Warranties issued	12,646
Changes related to preexisting warranties	(6,359)
Balance at March 31, 2012	$24,221

9.  Long-Term Debt

Long-term debt, including the current portion, consisted of the following:

	March 31, 2012	March 31, 2011
Senior Credit Facility dated October 7, 2010:
Term A Loan due 2015	$370,000	$390,000
Revolving Credit Facility due 2015	—	—
2.75% Convertible Senior Subordinated Notes due 2011	—	300,000
6.75% Senior Subordinated Notes due 2016	400,000	400,000
6.875% Senior Subordinated Notes due 2020	350,000	350,000
3.00% Convertible Senior Subordinated Notes due 2024	199,453	199,453
Principal amount of long-term debt	1,319,453	1,639,453
Less: Unamortized discounts	17,451	29,744
Carrying amount of long-term debt	1,302,002	1,609,709
Less: current portion	30,000	320,000
Carrying amount of long-term debt, excluding current portion	$1,272,002	$1,289,709

Senior Credit Facility

In fiscal 2011, ATK entered into a Second Amended and Restated Credit Agreement (“the Senior Credit Facility”), which is comprised of a Term A Loan of $400,000 and a $600,000 Revolving Credit Facility, both of which mature in 2015.  The Term A Loan is subject to annual principal payments of $20,000 in each of the first and second years and $40,000 in each of the third, fourth, and fifth years, paid on a quarterly basis, with the balance due on October 7, 2015.  Substantially all domestic tangible and intangible assets of ATK and its subsidiaries are pledged as collateral under the Senior Credit Facility.  Borrowings under the Senior Credit Facility bear interest at a rate equal to either the sum of a base rate plus a margin or the sum of a Eurodollar rate plus a margin.  Each margin is based on ATK’s senior secured credit ratings.  Based on ATK’s current credit rating, the current base rate margin is 1.25% and the current Eurodollar margin is 2.25%.  The weighted average interest rate for the Term A Loan was 2.49% at March 31, 2012.  ATK pays an annual commitment fee on the unused portion of the Revolving Credit Facility based on its senior secured credit ratings.  Based on ATK’s current rating, this fee is 0.35% at March 31, 2012.  As of March 31, 2012, ATK had no borrowings against its $600,000 Revolving Credit Facility and had outstanding letters of credit of $175,773, which reduced amounts available on the Revolving Credit Facility to $424,227.  ATK has had no short term borrowings under its Revolving Credit Facility since the date of issuance.  Debt issuance costs of approximately $12,800 are being amortized over the term of the Senior Credit Facility.

The Senior Credit Facility discussed above replaced the Senior Credit Facility dated March 29, 2007 (“the previous Senior Credit Facility”).  The Term A Loan balance associated with the previous Senior Credit Facility was paid off in the second quarter of fiscal 2011 and the remaining deferred debt issuance costs of $936 were written off at that time.  ATK had no short term borrowings on this revolving credit facility during fiscal 2011.

2.75% Convertible Notes due 2011:

In fiscal 2007, ATK issued $300,000 aggregate principal amount of 2.75% Convertible Senior Subordinated Notes (“the 2.75% Convertible Notes due 2011”) that matured on September 15, 2011. During the quarter ended July 3, 2011, ATK purchased $50,427 aggregate principal amount from holders of the notes at market price.  The remaining $249,573 was repaid in cash following the maturity of these notes. The contingently issuable shares had no impact on the number of ATK’s diluted shares outstanding during any of the periods presented because ATK’s average stock price during those periods was below the conversion price.

6.75% Notes

In fiscal 2006, ATK issued $400,000 aggregate principal amount of 6.75% Senior Subordinated Notes (“the 6.75% Notes”) that mature on April 1, 2016. These notes are general unsecured obligations. Interest on these notes accrues at a rate of 6.75% per annum and is payable semi-annually on April 1 and October 1 of each year. ATK has the right to redeem some or all of these notes from time to time at specified redemption prices. Debt issuance costs related to these notes of $7,700 are being amortized to interest expense over ten years.

6.875% Notes

In fiscal 2011, ATK issued $350,000 aggregate principal amount of 6.875% Senior Subordinated Notes (“the 6.875% Notes”) that mature on September 15, 2020. These notes are general unsecured obligations.  Interest on these notes is payable on March 15 and September 15 of each year.  ATK has the right to redeem some or all of these notes from time to time on or after September 15, 2015, at specified redemption prices. Prior to September 15, 2015, ATK may redeem some or all of these notes at a price equal to 100% of their principal amount plus accrued and unpaid interest to the date of redemption and a specified make-whole premium. In addition, prior to September 15, 2013, ATK may redeem up to 35% of the aggregate principal amount of these notes, at a price equal to 106.875% of their principal amount plus accrued and unpaid interest to the date of redemption, with the proceeds of certain equity offerings. Debt issuance costs of approximately $7,100 related to these notes are being amortized to interest expense over ten years.

3.00% Convertible Notes:

In fiscal 2005, ATK issued $200,000 aggregate principal amount of 3.00% Convertible Senior Subordinated Notes (the 3.00% Convertible Notes) that mature on August 15, 2024. Interest on these notes is payable on February 15 and August 15 of each year. Starting with the period beginning on August 20, 2014 and ending on February 14, 2015, and for each of the six-month periods thereafter beginning on February 15, 2015, ATK will pay contingent interest during the applicable interest period if the average trading price of these notes on the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of these notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.30% of the average trading price of a note during the measuring period. The contingent interest feature is treated as an embedded derivative and the fair value of this feature was insignificant at March 31, 2012 and 2011. ATK may redeem some or all of these notes in cash at any time on or after August 20, 2014. Holders of these notes may require ATK to repurchase in cash some or all of these notes on August 15, 2014 and August 15, 2019. Holders may also convert their 3.00% Convertible Notes into shares of ATK’s common stock under the following circumstances: (1) when, during any fiscal quarter, the last reported sale price of ATK stock is greater than or equal to 130% of the conversion price, currently $102.02, or $103.68, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) if ATK calls these notes for redemption; or (3) upon the occurrence of certain corporate transactions.  These notes had an initial conversion rate of 12.5392 shares per $1 principal amount (a conversion price of $79.75). Pursuant to provisions in the indenture requiring adjustment of the conversion rate upon the payment of dividends, the conversion rate for these notes is now 12.7422, which correspondingly has changed the conversion price per share to $78.48.  The stock price condition was satisfied during fiscal 2008 and, accordingly, the unamortized debt issuance costs, which were previously being amortized through the first redemption date of these notes, of approximately $3,200 were written off.  The stock price condition was met during fiscal 2009 and $547 of these notes were converted in fiscal 2009.  The stock price condition was not satisfied during ATK’s fourth fiscal quarter of 2012; therefore the remaining principal amount of $199,453 as of March 31, 2012, is classified as long-term. In fiscal 2005, ATK amended the indenture to require ATK to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK. If certain fundamental changes occur on or prior to August 15, 2014, ATK will in certain circumstances increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, ATK may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that these notes are convertible into shares of the acquiring or surviving company. These contingently issuable shares increased the number of ATK’s diluted shares outstanding for fiscal 2010 by 50,653 shares because ATK’s average stock price exceeded the conversion price during that year.  These shares had no impact on diluted shares outstanding for fiscal 2012 or 2011 as the average stock price did not exceed the conversion price during those years.

2.75% Convertible Notes due 2024

In fiscal 2010, ATK repaid in cash the remaining $279,763 principal amount of its 2.75% Convertible Notes due 2024.

The following tables provide additional information about ATK’s convertible notes:

March 31, 2012
3.00% due 2024
Carrying amount of the equity component	$56,849
Principal amount of the liability component	199,453
Unamortized discount of liability component	17,451
Net carrying amount of liability component	182,002
Remaining amortization period of discount	149 months
Effective interest rate on liability component	7.000%

	March 31, 2011
	2.75% due 2011	3.00% due 2024	Total
Carrying amount of the equity component	$50,779	$56,849	$107,628
Principal amount of the liability component	300,000	199,453	499,453
Unamortized discount of liability component	5,875	23,869	29,744
Net carrying amount of liability component	294,125	175,584	469,709
Remaining amortization period of discount	6 months	161 months
Effective interest rate on liability component	6.800%	7.000%

Based on ATK’s closing stock price of $50.12 on March 31, 2012, the if-converted value of these notes does not exceed the aggregate principal amount of the notes.

Rank and Guarantees

The 3.00% Convertible Notes, the 6.875% Notes, and the 6.75% Notes rank equal in right of payment with each other and all of ATK’s future senior subordinated indebtedness and are subordinated in right of payment to all existing and future senior indebtedness, including the Senior Credit Facility. The outstanding notes are guaranteed on an unsecured basis, jointly and severally and fully and unconditionally, by substantially all of ATK’s domestic subsidiaries. The parent company has no independent assets or operations.  Subsidiaries of ATK other than the subsidiary guarantors are minor.  All of these guarantor subsidiaries are 100% owned by ATK. These guarantees are senior subordinated obligations of the applicable subsidiary guarantors.

Scheduled Minimum Loan Payments

The scheduled minimum loan payments on outstanding long-term debt are as follows:

Fiscal 2013	$30,000
Fiscal 2014	40,000
Fiscal 2015	239,453
Fiscal 2016	260,000
Fiscal 2017	400,000
Thereafter	350,000
Total	$1,319,453

ATK’s total debt (current portion of debt and long-term debt) as a percentage of total capitalization (total debt and stockholders’ equity) was 58% as of March 31, 2012 and March 31, 2011, respectively.

Covenants and Default Provisions

ATK’s Senior Credit Facility and the indentures governing the 6.75% Notes, the 6.875% Notes, and the 3.00% Convertible Notes impose restrictions on ATK, including limitations on its ability to incur additional debt, enter into capital leases, grant liens, pay dividends and make certain other payments, sell assets, or merge or consolidate with or into another entity. In addition, the Senior Credit Facility limits ATK’s ability to enter into sale-and-leaseback transactions. As of March 31, 2012, this limit was approximately $710,388. The Senior Credit Facility also requires that ATK meet and maintain specified financial ratios, including a minimum interest coverage ratio and a maximum consolidated senior leverage ratio, and a maximum consolidated leverage ratio.   Many of ATK’s debt agreements contain cross-default provisions so that non-compliance with the covenants within one debt agreement could cause a default under other debt agreements as well.  ATK’s ability to comply with these covenants and to meet and maintain the financial ratios may be affected by events beyond its control. Borrowings under the Senior Credit Facility are subject to compliance with these covenants. As of March 31, 2012, ATK was in compliance with the financial covenants.

Cash Paid for Interest on Debt

Cash paid for interest totaled $58,717 in fiscal 2012, $65,970 in fiscal 2011, and $52,840 in fiscal 2010. Cash received for interest totaled $676 in fiscal 2012, $560 in fiscal 2011, and $574 in fiscal 2010.

10.  Employee Benefit Plans

ATK provides defined benefit pension plans and defined contribution plans for the majority of its employees. ATK has tax qualified defined benefit plans, a supplemental (nonqualified) defined benefit pension plan, a defined contribution plan, and a supplemental (non-qualified) defined contribution plan. A qualified plan meets the requirements of certain sections of the Internal Revenue Code and, generally, contributions to qualified plans are tax deductible. A qualified plan typically provides benefits to a broad group of employees and may not discriminate in favor of highly compensated employees in coverage, benefits or contributions. In addition, ATK provides medical and life insurance benefits to certain retirees and their eligible dependents through its postretirement plans.

Defined Benefit Plans

ATK is required to reflect the funded status of the pension and other postretirement (“PRB”) plans on the consolidated balance sheet. The funded status of the plans is measured as the difference between the plan assets at fair value and the projected benefit obligation. ATK has recognized the aggregate of all underfunded plans within the accrued pension liability and postretirement and postemployment benefits liabilities. The portion of the amount by which the actuarial present value of benefits included in the projected benefit obligation exceeds the fair value of plan assets, payable in the next 12 months, is reflected in other accrued liabilities.

Previously unrecognized differences between actual amounts and estimates based on actuarial assumptions are included in accumulated other comprehensive loss in our consolidated balance sheet and the difference between actual amounts and estimates based on actuarial assumptions has been recognized in other comprehensive income in the period in which they occur.

ATK’s measurement date for remeasuring its plan assets and benefit obligations is March 31.

Pension Plans.  ATK has qualified noncontributory defined benefit pension plans that cover substantially all employees hired prior to January 1, 2007.  Eligible non-union employees hired on or after January 1, 2007 and certain union employees are not covered by a defined benefit plan but substantially all do receive an employer contribution through a defined contribution plan, discussed below. The defined benefit plans provide either pension benefits based on employee annual pay levels and years of credited service or stated amounts for each year of credited service. ATK funds the plans in accordance with federal requirements calculated using appropriate actuarial methods.  Depending on the plan they are covered by, employees generally vest after three or five years.

ATK also sponsors a nonqualified supplemental executive retirement plan which provides certain executives and highly compensated employees the opportunity to receive pension benefits in excess of those payable through tax qualified pension plans.  The benefit obligation of these plans is included in the pension information below.

Other Postretirement Benefit Plans.  Generally, employees who terminated employment from ATK on or before January 1, 2004 and were at least age 50 or 55 with at least five or ten years of service, depending on the provisions of the pension plan they are eligible for, are entitled to a pre- and/or post-65 healthcare company subsidy and retiree life insurance coverage. Employees who terminated employment after January 1, 2004, but before January 1, 2006, are eligible only for a pre-65 company subsidy.  The portion of the healthcare premium cost borne by ATK for such benefits is based on the pension plan they are eligible for, years of service, and age at termination.

The following table shows changes in the benefit obligation, plan assets, and funded status of ATK’s qualified and non-qualified pension plans and other PRB plans.  Benefit obligation balances presented below reflect the projected benefit obligation (“PBO”) for our pension plans and accumulated PRB obligations (“APBO”) or our other PRB plans.

	Pension Benefits Years Ended March 31		Other Postretirement Benefits Years Ended March 31
Obligations and Funded Status	2012	2011	2012	2011
Change in benefit obligation
Benefit obligation at beginning of year	$2,740,278	$2,628,273	164,108	$178,541
Service cost	64,710	69,904	76	199
Interest cost	149,284	150,868	7,814	8,820
Plan Amendments	—	109	—	(3,974)
Actuarial loss (gain)	245,115	50,865	(4,948)	(2,232)
Benefits paid	(158,963)	(159,741)	(12,495)	(17,246)
Benefit obligation at end of year	$3,040,424	$2,740,278	$154,555	$164,108
Change in plan assets
Fair value of plan assets at beginning of year	$2,063,906	$2,000,854	$53,551	$52,130
Actual return on plan assets	168,015	210,372	4,221	5,618
Retiree contributions	—	—	6,976	7,380
Employer contributions	81,500	12,421	10,807	13,050
Benefits paid	(158,963)	(159,741)	(19,471)	(24,627)
Fair value of plan assets at end of year	$2,154,458	$2,063,906	$56,084	$53,551
Funded status	$(885,966)	$(676,372)	$(98,471)	$(110,557)

	Pension Benefits Years Ended March 31		Other Postretirement Benefits Years Ended March 31
Amounts Recognized in the Balance Sheet	2012	2011	2012	2011
Other accrued liabilities	$(7,147)	$(5,016)	$(4,939)	$(5,477)
Postretirement and postemployment benefits liabilities	—	—	(93,532)	(105,080)
Accrued pension liability	(878,819)	(671,356)	—	—
Net amount recognized	$(885,966)	$(676,372)	$(98,471)	$(110,557)

Accumulated other comprehensive loss (income) related to:
Unrecognized net actuarial losses	$1,504,022	$1,347,265	$36,200	$44,829
Unrecognized prior service benefit	(1,208)	(1,589)	(42,792)	(51,174)
Accumulated other comprehensive loss (income)	$1,502,814	$1,345,676	$(6,592)	$(6,345)

The estimated amount that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in fiscal 2013 is as follows:

	Pension	Other Postretirement Benefits
Recognized net actuarial losses	$124,796	$2,654
Amortization of prior service benefits	(391)	(8,381)
Total	$124,405	$(5,727)

The accumulated benefit obligation for all defined benefit pension plans was $2,755,331 as of March 31, 2012 and $2,445,747 as of March 31, 2011.

Information for Pension Plans with an Accumulated Benefit Obligation in Excess of Plan Assets

	March 31
	2012	2011
Projected benefit obligation	$3,040,424	$2,740,278
Accumulated benefit obligation	2,755,331	2,445,747
Fair value of plan assets	2,154,458	2,063,907

The components of net periodic benefit cost are as follows:

	Pension Benefits Years Ended March 31			Other Postretirement Benefits Years Ended March 31
	2012	2011	2010	2012	2011	2010
Service cost	$64,710	$69,904	$54,603	$76	$199	$205
Interest cost	149,284	150,868	156,898	7,814	8,820	11,559
Expected return on plan assets	(175,590)	(176,692)	(171,054)	(3,512)	(3,383)	(2,672)
Amortization of unrecognized net loss	95,934	85,448	25,750	2,972	3,083	2,092
Amortization of unrecognized prior service cost	(381)	(389)	(389)	(8,381)	(8,548)	(8,630)
Net periodic benefit cost before special termination benefits cost / curtailment	133,957	129,139	65,808	(1,031)	171	2,554
Special termination benefits cost / curtailment	—	—	6,287	—	(448)	—
Net periodic benefit cost	$133,957	$129,139	$72,095	$(1,031)	$(277)	$2,554

During fiscal 2011 ATK recorded a curtailment gain of $448 to recognize the impact on PRB plans associated with the elimination of future medical and life insurance benefits under a negotiated union contract.

During fiscal 2010 ATK recorded a settlement expense of $6,287 to recognize the impact of lump sum benefit payments made in the non-qualified supplemental executive retirement plan.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) reduced ATK’s APBO measured as of December 31, 2005. One of ATK’s other PRB plans is actuarially equivalent to Medicare, but ATK does not believe that the subsidies it will receive under the Act will be significant.  Because ATK believes that participation levels in its other PRB plans will decline, the impact to ATK’s results of operations in any period has not been and is not expected to be significant.

Assumptions

Weighted-Average Assumptions Used to Determine Benefit Obligations as of March 31

	Pension Benefits			Other Postretirement Benefits
	2012	2011	2010	2012	2011	2010
Discount rate	4.90%	5.60%	5.90%	4.40%	5.00%	5.35%
Rate of compensation increase:
Union	3.26%	3.79%	3.84%
Salaried	3.55%	4.02%	4.05%

Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost for Years Ended March 31

	Pension Benefits			Other Postretirement Benefits
	2012	2011	2010	2012	2011	2010
Discount rate	5.60%	5.90%	8.15%	5.00%	5.35%	7.90%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%	6.00%/ 7.00%	6.00%/ 7.00%	6.00%/ 8.00%
Rate of compensation increase:
Union	3.79%	3.84%	3.82%
Salaried	4.02%	4.05%	4.09%

In developing the expected long-term rate of return assumption, ATK considers input from its actuaries and other advisors, annualized returns of various major indices over a long-term time horizon, and ATK’s own historical 5-year and 10-year compounded investment returns. The expected long-term rate of return of 8.0% used in fiscal 2012 for the plans was based on an asset allocation range of 30-50% in equity investments, 30-40% in fixed income investments, 5-15% in real estate/real asset investments, 5-27% collectively in hedge fund and private equity investments, and 0-6% in cash investments.  The actual return in any fiscal year will likely differ from ATK’s assumption, but ATK estimates its return based on long-term projections and historical results.  Therefore, any variance in a given year does not necessarily indicate that the assumption should be changed.

In developing the expected long-term rate of return assumption for other PRB plans, ATK considers input from actuaries, historical returns, and annualized returns of various major indices over long periods.  The expected long-term rates of returns are based on the weighted average asset allocation between the assets held within the 401(h) and those held in fixed income investments.

Assumed Health Care Cost Trend Rates used to Measure Expected Cost of Benefits

	2013	2012
Weighted average health care cost trend rate	7.70%	7.60%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.10%
Fiscal year that the rate reaches the ultimate trend rate	2022	2019

Since fiscal 2006, health care cost trend rates have been set specifically for each benefit plan and design. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage point increase or decrease in the assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost	$397	$(348)
Effect on postretirement benefit obligation	9,031	(7,917)

Plan Assets

Pension. ATK’s pension plan weighted-average asset allocations at March 31, 2012 and 2011, and the target allocations for fiscal 2013, by asset category are as follows:

	Target Range	Actual as of March 31
Asset Category	2013	2012	2011
Domestic equity	20-30%	25.8%	26.6%
International equity	10-20%	14.7%	16.7%
Fixed income	30-40%	37.6%	34.6%
Real assets	5-15%	7.2%	6.2%
Hedge funds/private equity	5-27%	12.9%	14.0%
Other investments/cash	0-6%	1.8%	1.9%
Total	100%	100%	100%

ATK has a committee which, assisted by outside consultants, evaluates the objectives and investment policies concerning its long-term investment goals and asset allocation strategies.  Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. The investment goals are (1) to meet or exceed the assumed actuarial rate of return over the long term within reasonable and prudent levels of risk, and (2) to preserve the real purchasing power of assets to meet future obligations. The nature and duration of benefit obligations, along with assumptions concerning asset class returns and return correlations, are considered when determining an appropriate asset allocation to achieve the investment objectives.  Pension plan assets for ATK’s qualified pension plans are held in a trust for the benefit of the plan participants and are invested in a diversified portfolio of equity investments, fixed income investments, real asset investments (real estate, timber, energy), hedge funds, private equity, and cash.   Risk targets are established and monitored against acceptable ranges. All investment policies and procedures are designed to ensure that the plans’ investments are in compliance with the Employee Retirement Income Security Act. Guidelines are established defining permitted investments within each asset class.

During fiscal 2012, ATK continued to implement the investment strategy recommended by the asset-liability study conducted during fiscal 2010. The results emphasized the importance of managing the volatility of pension assets relative to pension liabilities while still achieving a competitive investment return, achieving diversification between and within various asset classes, and managing other risks. In order to reduce the volatility between the value of pension assets and liabilities, ATK has continued to increase the allocation to, and duration of, fixed income investments. ATK regularly reviews its actual asset allocation and periodically rebalances its investments to the targeted allocation when considered appropriate. Target allocation ranges are guidelines, not limitations, and occasionally due to market conditions and other factors actual asset allocation may vary above or below a target.

The implementation of the investment strategy discussed above is executed through a variety of investment structures such as: direct share or bond ownership, common/collective trusts, or registered investment companies.  Valuation methodologies differ for each of these structures.  The valuation methodologies used for these investments structures are as follows:

U.S. Government Securities, Corporate Debt, Common and Preferred Stock, Other Investments, and Registered Investment Companies: Investments are valued at the closing price reported on the active market on which the individual securities are traded.

Common/Collective Trusts: Investments in a collective investment vehicle are valued by multiplying the investee company’s net asset value per share with the number of units or shares owned at the valuation date as determined by the investee company.  Net asset value per share is determined by the investee company’s custodian or fund administrator by deducting from the value of the assets of the investee company all of its liabilities and the resulting number is divided by the outstanding number of shares or units. Investments held by the CCT, including collateral invested for securities on loan, are valued on the basis of valuations furnished by a pricing service approved by the CCT’s investment manager, which determines valuations using methods based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders, or at fair value as determined in good faith by the CCT’s investment manager.

Partnership/Joint Venture Interests: Given the inherent illiquidity of many partnership/joint venture investments, these investments are generally valued based on unobservable inputs that reflect the reporting entity’s own assumptions about the assumptions that market participants would use pricing the asset.  While the valuation methodologies may differ among each entity, methods for valuing these assets may include, but are not limited to, 1) discounted cash flow analysis, 2) net asset values, and 3) comparable trading data for similar investments.

Funds in Insurance Company Accounts:  These investments are valued at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the credit-worthiness of the issuer.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while ATK believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Fair Value — The following table presents the pension plan investments using the fair value hierarchy discussed in Note 2 as of March 31, 2012:

	Quoted Prices in Active Markets for Identical Assets (Level1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Interest-bearing cash	$—	$5,273	$—	$5,273
U.S. Government securities	287,400	—	—	287,400
Corporate debt	—	272,420	—	272,420
Common stock	462,177	—	—	462,177
Partnership/joint venture interest	—	—	526,762	526,762
Other investments	—	815	—	815
Common/collective trusts	—	505,551	—	505,551
Registered investment companies	48,034	—	—	48,034
Value of funds in insurance company accounts		44,748	1,278	46,026
Total	$797,611	$828,807	$528,040	$2,154,458

The following table presents the pension plan investments using the fair value hierarchy discussed in Note 2 as of March 31, 2011:

	Quoted Prices in Active Markets for Identical Assets (Level1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Interest-bearing cash	$—	$7,193	$—	$7,193
U.S. Government securities	260,870	—	—	260,870
Corporate debt	—	316,155	—	316,155
Common stock	439,096	—	—	439,096
Partnership/joint venture interest	—	—	468,796	468,796
Other investments	—	—	—	—
Common/collective trusts	—	477,191	—	477,191
Registered investment companies	49,207	—	—	49,207
Value of funds in insurance company accounts		44,033	1,366	45,399
Total	$749,173	$844,572	$470,162	$2,063,907

The following table presents a reconciliation of Level 3 assets held during the year ended March 31, 2012:

	Common/Collective Trusts	Insurance Contracts	Partnerships/ Joint Ventures
Balance at April 1, 2011	—	$1,366	$468,796
Realized (losses) gains	—	(1)	5,145
Net unrealized (losses) gains	—	(5)	9,411
Net purchases, issuances, and settlements	—	(82)	43,410
Net transfers into (out of) Level 3	—	—	—
Balance at March 31, 2012	$—	$1,278	$526,762

The following table presents a reconciliation of Level 3 assets held during the year ended March 31, 2011:

	Common/Collective Trusts	Insurance Contracts	Partnerships/ Joint Ventures
Balance at April 1, 2010	$2,827	$1,450	$436,480
Realized gains	97	4	14,861
Net unrealized (losses) gains	(25)	8	36,339
Net purchases, issuances, and settlements	(1,642)	(96)	(22,353)
Net transfers (out of) into Level 3	(1,257)	—	3,469
Balance at March 31, 2011	$—	$1,366	$468,796

There was no direct ownership of ATK common stock included in plan assets as of any of the periods presented.

Other Postretirement Benefits. ATK’s other PRB obligations were 36.3% and 33% pre-funded as of March 31, 2012 and 2011, respectively.

Portions of the assets are held in a 401(h) account held within the pension master trust and are invested in the same manner as the pension assets.   Approximately 38% and 37% of the assets were held in the 401(h) account as of March 31, 2012 and 2011, respectively.  The remaining assets are in fixed income investments. ATK’s investment objective for the other PRB plan assets is the preservation and safety of capital.

Contributions

During fiscal 2012, ATK contributed $74,600 directly to the pension trust and $6,900 directly to retirees under its supplemental

(nonqualified) executive retirement plan.  ATK also contributed $10,807 to its other PRB plans.  ATK made a qualified pension plan trust contribution of $140,000 in April 2012 (fiscal 2013) and is required to make additional contributions of $15,000 to meet its legally required minimum contributions for fiscal 2013. ATK also expects to distribute approximately $7,147 directly to retirees under its supplemental executive retirement plans, and contribute approximately $12,966 to its other postretirement benefit plans in fiscal 2013.

Expected Future Benefit Payments

The following benefit payments, which reflect expected future service, are expected to be paid in the years ending March 31.  The pension benefits will be paid primarily out of the pension trust. The postretirement benefit payments are shown net of the expected subsidy for the Medicare prescription drug benefit under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 which are not material to be presented separately.

	Pension Benefits	Other Postretirement Benefits
2013	$178,072	$14,134
2014	168,892	13,836
2015	175,434	13,445
2016	180,422	13,076
2017	188,159	12,822
2018 through 2022	1,062,494	57,694

Termination

In the event ATK terminates any of the plans under conditions in which the plan’s assets exceed that plan’s obligations, U.S. Government regulations require that a fair allocation of any of the plan’s assets based on plan contributions that were reimbursed under U.S. Government contracts will be returned to the U.S. Government.

Defined Contribution Plan

ATK also sponsors a defined contribution plan. Participation in this plan is available to substantially all U.S. employees. The defined contribution plan is a 401(k) plan, with an employee stock ownership (“ESOP”) feature; to which employees may contribute up to 50% of their pay (highly compensated employees are subject to limitations).  Employee contributions are invested, at the employees’ direction, among a variety of investment alternatives including an ATK common stock fund.  Participants may transfer amounts into and out of the investment alternatives at any time. Any dividends declared on ATK common stock can be either reinvested within the ATK common stock fund or provided as a cash payment.  Effective January 1, 2004, the ATK matching contribution and non-elective contribution to this plan depends on a participant’s years of service, pension plan participation, and certain other factors. Participants receive:

•                  a matching contribution of 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% of the participant’s contributed pay, or

•                  a matching contribution of 50% of the first 6% of the participant’s contributed pay or,

•                  a matching contribution of 100% of the first 3% of the participant’s contributed pay plus 50% of the next 3% of the participant’s contributed pay (subject to one year vesting) and a non-elective contribution based on recognized compensation, age and service (subject to three year vesting), or

•                  an automatic enrollment of a 6% pre-tax contribution rate (of which the participant can either change or opt out) along with a matching contribution of 100% of the first 3% of the participant’s contributed pay plus 50% of the next 3% of the participant’s contributed pay (subject to one year vesting) and a non-elective contribution based on recognized compensation, age and service (subject to three year vesting), or

•                  a non-elective contribution based on the recognized compensation, age, and service (subject to three year vesting), or

•                  no matching contribution.

ATK’s contributions to the plan were $35,993 in fiscal 2012, $36,479 in fiscal 2011, and $36,009 in fiscal 2010.

As of March 31, 2012, ATK had approximately 14,500 U.S. employees, eligible under the plan. Approximately 10% of these employees were covered by collective bargaining agreements. The majority of represented employees work at three locations.  Two of the major collective bargaining agreements have terms that expire in calendar 2012.  One contract will be renegotiated, the other contract will expire and be renegotiated by the successor company that will operate the Radford facility following the expiration of ATK’s contract to operate that facility, and three other contracts expire in calendar 2013.

11.  Income Taxes

Income before income taxes and noncontrolling interest is as follows:

	Years Ended March 31
	2012	2011	2010
Current:
US	$403,204	$436,026	$433,428
Non-US	3,762	2,648	1,989
Income before income taxes and noncontrolling interest	$406,966	$438,674	$435,417

ATK’s income tax provision consists of:

	Years Ended March 31
	2012	2011	2010
Current:
Federal	$128,651	$95,840	$152,421
State	7,176	6,054	7,390
Non-US	414	51	—
Deferred:
Federal	7,315	25,486	(7,662)
State	206	(2,468)	4,324
Non-US	—	—	—
Income tax provision	$143,762	$124,963	$156,473

The items responsible for the differences between the federal statutory rate and ATK’s effective rate are as follows:

	Years Ended March 31
	2012	2011	2010
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal impact	2.6%	2.0%	2.4%
Domestic manufacturing deduction	(2.6)%	(2.2)%	(1.8)%
Estimated nondeductible portion of litigation	1.3%	—%	—%
Research and development credit	(0.5)%	(0.9)%	(0.6)%
Change in prior year contingent tax liabilities	(0.2)%	(4.1)%	0.5%
Impact of non-US operations	(0.3)%	(0.2)%	—%
Other	(0.2)%	(1.0)%	0.2%
Change in valuation allowance	0.2%	(0.1)%	0.2%
Income tax provision	35.3%	28.5%	35.9%

Deferred Income Taxes — Deferred income taxes arise because of differences in the timing of the recognition of income and expense items for financial statement reporting and income tax purposes. The net effect of these temporary differences between the carrying amounts of assets and liabilities are classified in the consolidated financial statements of financial position as current or noncurrent assets or liabilities based upon the classification of the related assets and liabilities or, if there is no corresponding balance on the balance sheet, the expected period for reversal.  As of March 31, 2012 and 2011 the components of deferred tax assets and liabilities were as follows:

	Years Ended March 31
	2012	2011
Deferred tax assets	$871,228	$785,786
Deferred tax liabilities	(630,035)	(615,303)
Valuation allowance	(4,754)	(4,121)
Net deferred tax assets	$236,439	$166,362

As of March 31, 2012 and 2011, the deferred tax assets and liabilities resulted from temporary differences related to the following:

Other comprehensive income provision	$574,968	$489,423
Post retirement benefit obligations	46,991	51,069
Accruals for employee benefits	38,159	44,242
Other reserves	37,950	31,638
Other	36,644	20,822
Contract method of revenue recognition	19,737	(9,024)
State Carryforwards	9,564	12,609
Inventory	8,943	13,130
Pension	(296,455)	(275,360)
Property, plant, equipment	(98,561)	(82,164)
Intangible assets	(71,818)	(63,939)
Debt-related	(64,929)	(61,963)
Valuation allowance	(4,754)	(4,121)
Net deferred income tax asset	$236,439	$166,362

ATK believes it is more likely than not that the recorded deferred benefits will be realized through the reduction of future taxable income. ATK’s recorded valuation allowance of $4,754 at March 31, 2012 relates to capital loss carryovers and certain state net operating loss and credit carryforwards that are not expected to be realized before their expiration. The valuation allowance increased during fiscal 2012 due to the recognition of current year capital losses and a change in the amount of state carryforward benefits expected to be utilized before expiration, expiration of capital loss carryforwards, expiration of state credit carryforwards, partially offset by the changes to prior year capital loss carryforwards.

The deferred tax assets include $6,273 related to state tax credit carryforwards and $3,291 for state net operating loss carryforwards.  These carryforwards expire as follows: $833 through fiscal 2015, $1,014 in fiscal 2016 through fiscal 2020, $3,040 in fiscal 2021 through fiscal 2025, and $3,436 in fiscal 2026 through 2030, and $792 in fiscal 2031 through 2035.  The remaining $320 as well as alternative minimum tax credits of $129 can be carried forward indefinitely. Additionally the deferred tax assets include $2,393 of capital loss carryforwards which expire through 2017.

ATK has provided for U.S. deferred income taxes in the amount of $696 on undistributed earnings not considered permanently reinvested. However, ATK has not provided for U.S. deferred income taxes or foreign withholding tax on undistributed earnings of $6,410 from our non-U.S. subsidiaries because such earnings are considered to be permanently reinvested.  It is not practicable to estimate the amount of tax that may be payable upon distribution.

Income taxes paid, net of refunds, totaled $116,028 in fiscal 2012, $141,488 in fiscal 2011, and $100,657 in fiscal 2010.

Unrecognized Tax Benefits — Unrecognized tax benefits consist of the carrying value of ATK’s recorded uncertain tax positions as well as the potential tax benefits that could result from other tax positions that have not been recognized in the financial statements under current authoritative guidance.  At March 31, 2012, and 2011, unrecognized tax benefits that have not been recognized in the financial statements amounted to $37,906 and $31,855, respectively, of which $30,248 and $25,206, respectively, would affect the effective tax rate, if recognized.  The remaining balance is related to deferred tax items which only impact the timing of tax payments.  Although the timing and outcome of audit settlements are uncertain, it is reasonably possible that a $15,252 reduction of the uncertain tax benefits will occur in the next 12 months.  The settlement of these unrecognized tax benefits could result in earnings from $0 to $12,788.

ATK has classified uncertain tax positions as non-current income tax liabilities unless expected to be paid within one year. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, is as follows:

	Year Ended March 31, 2012	Year Ended March 31, 2011	Year Ended March 31, 2010
Unrecognized Tax Benefits — beginning of period	$29,532	$37,191	$22,603
Gross increases — tax positions in prior periods	702	733	8,753
Gross decreases — tax positions in prior periods	(1,618)	(16,801)	(160)
Gross increases — current-period tax positions	6,493	9,621	6,587
Settlements	—	(973)	—
Lapse of statute of limitations	(394)	(239)	(592)
Unrecognized Tax Benefits — end of period	$34,715	$29,532	$37,191

ATK reports income tax-related interest income within the income tax provision. Penalties and tax-related interest expense are also reported as a component of the income tax provision. As of March 31, 2012 and 2011, $2,507 and $1,639 of income tax-related interest and $684 and $683 of penalties were included in accrued income taxes, respectively.

On July 13, 2010, ATK settled the examination of the fiscal 2007 and 2008 tax returns with the Internal Revenue Service (“IRS”).

This settlement resulted in the recognition of $22,289 of tax benefits in the second quarter of fiscal 2011.  This benefit included the federal and state impact from the closure of the federal audit as well as a reduction to the reserves for subsequent years.

ATK or one of its subsidiaries files income tax returns in the U.S. federal, various U.S. state, and foreign jurisdictions.  With few exceptions, ATK is no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities for years prior to 2005.  The IRS has completed the federal audits of ATK through fiscal 2008.  The IRS is currently auditing ATK’s tax returns for fiscal years 2009 and 2010.  We believe appropriate provisions for all outstanding issues have been made for all remaining open years in all jurisdictions.

12.  Commitments

ATK leases land, buildings, and equipment under various operating leases, which generally have renewal options of one to five years. Rent expense was $82,494 in fiscal 2012, $80,391 in fiscal 2011, and $71,486 in fiscal 2010.

The following table summarizes the operating lease payments expected to be paid in each of the following fiscal years:

Fiscal 2013	$69,427
Fiscal 2014	61,310
Fiscal 2015	54,290
Fiscal 2016	49,164
Fiscal 2017	44,410
Thereafter	100,253
Total	$378,854

ATK currently leases its facility in Magna, Utah from a private party. This facility is used in the production and testing of some of ATK’s rocket motors. The current lease extends through September 2022. The lease requires ATK to surrender the property back to its owner in its original condition. While ATK currently anticipates operating this facility indefinitely, ATK could incur significant costs if ATK were to terminate this lease.

ATK has known conditional asset retirement obligations, such as contractual lease restoration obligations, to be performed in the future, that are not reasonably estimable due to insufficient information about the timing and method of settlement of the obligation. Accordingly, these obligations have not been recorded in the consolidated financial statements. A liability for these obligations will be recorded in the period when sufficient information regarding timing and method of settlement becomes available to make a reasonable estimate of the liability’s fair value.

13.  Contingencies

Litigation.  From time to time, ATK is subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of ATK’s business. ATK does not consider any of such proceedings that are currently pending, individually or in the aggregate, notwithstanding that the unfavorable resolution of any matter may have a material effect on our net earnings in any particular quarter, to be material to its business or likely to result in a material adverse effect on its operating results, financial condition, or cash flows.

On or about April 10, 2006, a former ATK employee filed a qui tam complaint in federal court in Utah alleging that ATK knowingly submitted claims for payment to the U.S. Government for defective LUU series illuminating flares that failed to conform to certain safety specifications and falsely certified compliance with those specifications. On January 23, 2012, the parties met in a mediation session that resulted in an agreement to settle the lawsuit. As a result of the settlement agreement ATK established a litigation accrual of $25,500 during fiscal 2012. This payment was made in April 2012.  An additional warranty accrual of approximately $10,700 was recorded during fiscal 2012 as the Company will retrofit up to 76,000 flares as part of the settlement.

U.S. Government Investigations.   ATK is also subject to U.S. Government investigations from which civil, criminal, or administrative proceedings could result. Such proceedings could involve claims by the U.S. Government for fines, penalties, compensatory and treble damages, restitution, and/or forfeitures. Under government regulations, a company, or one or more of its operating divisions or subdivisions, can also be suspended or debarred from government contracts, or lose its export privileges, based on the results of investigations. ATK believes, based upon all available information, that the outcome of any such pending government investigations will not have a material adverse effect on its operating results, financial condition, or cash flows.

Claim Recovery.   Profits expected to be realized on contracts are based on management’s estimates of total contract sales value and costs at completion. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable.  At March 31, 2012, based on progress to date on certain contracts, there is approximately $131,379 included in unbilled receivables for contract claims.

Environmental Liabilities.  ATK’s operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations, including those for discharge of hazardous materials, remediation of contaminated sites, and restoration of damage to the environment.  At certain sites that ATK owns or operates or formerly owned or operated, there is known or potential contamination that ATK is required to investigate or remediate. ATK could incur substantial costs, including remediation costs, resource restoration costs, fines, and penalties, or third party property damage or personal injury claims, as a result of liabilities associated with past practices or violations of environmental laws or non-compliance with environmental permits.

The liability for environmental remediation represents management’s best estimate of the present value of the probable and reasonably estimable costs related to known remediation obligations. The receivable represents the present value of the amount that ATK expects to recover, as discussed below. Both the liability and receivable have been discounted to reflect the present value of the expected future cash flows, using a discount rate of 1.0% and 2.50% as of March 31, 2012 and 2011, respectively.   ATK’s discount rate is calculated using the 20-year Treasury constant maturities rate, net of an estimated inflationary factor of 1.9%, rounded to the nearest quarter percent.  The following is a summary of the amounts recorded for environmental remediation:

	March 31, 2012		March 31, 2011
	Liability	Receivable	Liability	Receivable
Amounts (payable) receivable	$(61,227)	$35,638	$(59,869)	$34,337
Unamortized discount	3,731	(1,925)	7,983	(3,862)
Present value amounts (payable) receivable	$(57,496)	$33,713	$(51,886)	$30,475

Amounts expected to be paid or received in periods more than one year from the balance sheet date are classified as non-current.  Of the $57,496 discounted liability as of March 31, 2012, $5,135 was recorded within other current liabilities and $52,361 was recorded within other long-term liabilities. Of the $33,713 discounted receivable, ATK recorded $4,825 within other current assets and $28,888 within other non-current assets. As of March 31, 2012, the estimated discounted range of reasonably possible costs of environmental remediation was $57,496 to $79,755.

ATK expects that a portion of its environmental compliance and remediation costs will be recoverable under U.S. Government contracts. Some of the remediation costs that are not recoverable from the U.S. Government that are associated with facilities purchased in a business acquisition may be covered by various indemnification agreements, as described below.

•                  As part of its acquisition of the Hercules Aerospace Company in fiscal 1995, ATK generally assumed responsibility for environmental compliance at the facilities acquired from Hercules (“the Hercules Facilities”). ATK believes that a portion of the compliance and remediation costs associated with the Hercules Facilities will be recoverable under U.S. Government contracts.  If ATK were unable to recover those environmental remediation costs under these contracts, ATK believes that these costs will be covered by Hercules Incorporated, a subsidiary of Ashland Inc., (“Hercules”) under environmental agreements entered into in connection with the Hercules acquisition. Under these agreements, Hercules has agreed to indemnify ATK for environmental conditions relating to releases or hazardous waste activities occurring prior to ATK’s purchase of the Hercules Facilities as long as they were identified in accordance with the terms of the agreement; fines relating to pre-acquisition environmental compliance; and environmental claims arising out of breaches of Hercules’ representations and warranties. Hercules is not required to indemnify ATK for any individual claims below $50,000. Hercules is obligated to indemnify ATK for the lowest cost response of remediation required at the facility that is acceptable to the applicable regulatory agencies. ATK is not responsible for conducting any remedial activities with respect to the Clearwater, FL facility. In accordance with its agreement with Hercules, ATK notified Hercules of all known contamination on non-federal lands on or before March 31, 2000, and on federal lands on or before March 31, 2005.

•                  ATK generally assumed responsibility for environmental compliance at the Thiokol Facilities acquired from Alcoa Inc. (“Alcoa”) in fiscal 2002. ATK expects that a portion of the compliance and remediation costs associated with the acquired Thiokol Facilities will be recoverable under U.S. Government contracts. In accordance with its agreement with Alcoa, ATK notified Alcoa of all known environmental remediation issues as of January 30, 2004. Of these known issues, ATK is responsible for any costs not recovered through U.S. Government contracts at Thiokol Facilities up to $29,000, ATK and Alcoa have agreed to split evenly any amounts between $29,000 and $49,000, and ATK is responsible for any payments in excess of $49,000.  At this time, ATK believes that costs not recovered through U.S. Government contracts will be immaterial.

ATK cannot ensure that the U.S. Government, Hercules, Alcoa, or other third parties will reimburse it for any particular environmental costs or reimburse ATK in a timely manner or that any claims for indemnification will not be disputed. U.S. Government reimbursements for cleanups are financed out of a particular agency’s operating budget and the ability of a particular governmental agency to make timely reimbursements for cleanup costs will be subject to national budgetary constraints. ATK’s failure to obtain full or timely reimbursement from the U.S. Government, Hercules, Alcoa, or other third parties could have a material adverse effect on its operating results, financial condition, or cash flows. While ATK has environmental management programs in place to mitigate these risks, and environmental laws and regulations have not had a material adverse effect on ATK’s operating results, financial condition, or cash flows in the past, it is difficult to predict whether they will have a material impact in the future.

At March 31, 2012, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected recoveries, are estimated to be:

Fiscal 2013	$310
Fiscal 2014	2,327
Fiscal 2015	304
Fiscal 2016	2,572
Fiscal 2017	2,016
Thereafter	18,060
Total	$25,589

There were no material insurance recoveries related to environmental remediation during any of the periods presented.

14.  Stockholders’ Equity

ATK has authorized 5,000,000 shares of preferred stock, par value $1.00, none of which has been issued.

ATK sponsors four stock-based incentive plans, which are the Alliant Techsystems Inc. 1990 Equity Incentive Plan, the Non-Employee Director Restricted Stock Plan, the 2000 Stock Incentive Plan, and the 2005 Stock Incentive Plan. As of March 31, 2012, ATK has authorized up to 2,382,360 common shares under the 2005 Stock Incentive Plan, of which 99,360 common shares are available to be granted.  No new grants will be made out of the other three plans.

There are four types of awards outstanding under ATK’s stock incentive plans: performance awards, total stockholder return performance awards (“TSR awards”), restricted stock, and stock options.  ATK issues treasury shares upon the payment of performance awards and TSR awards, grant of restricted stock, or exercise of stock options.

As of March 31, 2012, there were up to 626,064 shares reserved for performance awards for key employees.  Performance shares are valued at the fair value of ATK stock as of the grant date and expense is recognized based on the number of shares expected to vest under the terms of the award under which they are granted.  Of these shares,

•                  No shares were earned during fiscal 2012 upon achievement of certain financial performance goals, including sales and EPS, for the fiscal 2010 through fiscal 2012 period and as such 23,365 shares were forfeited during fiscal 2012.

•                  up to 211,458 shares will become payable only upon achievement of certain financial performance goals, including sales, EPS, and return on invested capital for the fiscal 2011 through fiscal 2013 period;

•                  up to 267,981 shares will become payable only upon achievement of certain performance goals, including sales, and return on invested capital, for the fiscal 2012 through fiscal 2014 period; and

•                  up to 123,260 shares will become payable only upon achievement of certain performance goals, including sales, and return on invested capital, for the fiscal 2013 through fiscal 2015 period.

In May 2011, 93,681 shares were distributed or deferred based upon achievement of certain financial performance goals, including sales and EPS, for the fiscal 2009 through fiscal 2011 period.

As of March 31, 2012, there were up to 124,213 shares reserved for TSR awards for key employees.  ATK uses an integrated Monte Carlo simulation model to determine the fair value of the TSR awards.  The Monte Carlo model calculates the probability of satisfying the market conditions stipulated in the award.  This probability is an input into the trinomial lattice model used to determine the fair value of the awards as well as the assumptions of other variables, including the risk-free interest rate and expected volatility of ATK’s stock price in future periods. The risk-free rate is based on the U.S. dollar-denominated U.S. Treasury strip rate with a remaining term that approximates the life assumed at the date of grant.  The weighted average fair value of TSR awards granted was $38.14 and $40.67 during fiscal 2012 and 2011, respectively. There were no TSR awards granted during fiscal 2010. There were 4,288 TSR awards granted during fiscal 2012.  The weighted average assumptions used in estimating the value of the TSR award were as follows:

	Fiscal 2012	Fiscal 2011
Risk-free rate	1.22%	1.35%
Expected volatility	27.90%	27.7%
Expected dividend yield	1.17%	0.7%
Expected award life	3 years	3 years

Of the shares reserved for TSR awards for key employees,

•                  No shares were earned during fiscal 2012 as the market conditions stipulated for the fiscal 2010 through 2012 period were not satisfied and as such, 33,371 TSR awards were forfeited during fiscal 2012.

•                  31,442 shares will become payable upon satisfaction of the market conditions stipulated for the fiscal 2011 through 2013 period, and

•                  59,400 shares will become payable upon satisfaction of the market conditions stipulated for the fiscal 2012 through 2014 period.

Restricted stock granted to non-employee directors and certain key employees totaled 215,559 shares in fiscal 2012, 84,969 shares in fiscal 2011 and 31,523 shares in fiscal 2010. Restricted shares vest over periods generally ranging from one to three years from the date of award and are valued at the fair value of ATK’s common stock as of the grant date.

Stock options may be granted periodically, with an exercise price equal to the fair market value of ATK’s common stock on the date of grant, and generally vest from one to three years from the date of grant.  Options are generally granted with seven year or ten year terms.

The weighted average fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and represents the difference between fair market value on the date of grant and the estimated market value on the expected exercise date. The option pricing model requires ATK to make assumptions.  The risk-free rate is based on U.S. Treasury zero-coupon issues with a remaining term that approximates the expected life assumed at the date of grant.  Expected volatility is based on the historical volatility of ATK’s stock over the past seven years.  The expected option life is based on the contractual term of the stock option and expected employee exercise and post-vesting employment termination trends.  The weighted average fair value of options granted was $12.90 during fiscal 2012.  The following weighted average assumptions were used for grants:

Year ended March 31, 2012

Risk-free rate	0.82%
Expected volatility	25.03%
Expected dividend yield	1.27%
Expected option life	7 years

Total pre-tax stock-based compensation expense of $6,724, $9,740, and $16,664 was recognized during fiscal 2012, 2011, and 2010, respectively.  The total income tax benefit recognized in the income statement for share-based compensation was $2,604, $3,748, and $6,461 during fiscal 2012, 2011, and 2010, respectively.

A summary of ATK’s stock option activity is as follows:

	Year Ended March 31, 2012
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (per option)
Outstanding at beginning of period	606,922	$62.85
Granted	135,661	56.79
Exercised	(107,944)	52.88
Forfeited/expired	(216,517)	65.64
Outstanding at end of period	418,122	$62.02	2.7	$—
Options exercisable at end of period	282,461	$64.53	0.7	$—

The total intrinsic value of options exercised was $1,278, $5,064, and $6,275 during fiscal 2012, 2011, and 2010, respectively.  Total cash received from options exercised was $5,709, $13,819, and $8,381 during fiscal 2012, 2011, and 2010, respectively.

A summary of ATK’s performance share award, TSR award, and restricted stock award activity is as follows:

	Year Ended March 31, 2012
	Shares	Weighted Average Grant Date Fair Value
Nonvested at April 1, 2011	854,523	$78.85
Granted	347,287	60.63
Canceled/forfeited	(161,307)	61.79
Vested	(64,263)	69.51
Nonvested at March 31, 2012	976,240	$67.08

As of March 31, 2012, the total unrecognized compensation cost related to nonvested stock-based compensation awards was $38,972 and is expected to be realized over a weighted average period of 1.9 years.

Share Repurchases

On August 5, 2008, ATK’s Board of Directors authorized the repurchase of up to 5,000,000 shares.  The Board had determined that the repurchase program would serve primarily to offset dilution from the Company’s employee and director benefit compensation programs, but it could also be used for other corporate purposes, as determined by the Board.

During fiscal 2012, ATK repurchased 742,000 shares for $49,991.  During fiscal 2009, ATK repurchased 299,956 shares for $31,609. On January 31, 2012, ATK’s Board of Directors authorized a new share repurchase program of up to $200,000 worth of shares of ATK common stock, executable over the next two years. The shares may be purchased from time to time in open market, block purchase, or negotiated transactions, subject to compliance with applicable laws and regulations. The new repurchase authorization also allows the Company to make repurchases under Rule 10b5-1 of the Securities Exchange Act of 1934. This share repurchase program replaces the prior program authorized in 2008.

15. Realignment Obligations

Effective April 1, 2012, ATK commenced operations in a three-group structure (“groups”). The three-group structure will maximize efficiency, reduce cost, support customer needs, leverage the Company’s investments and improve overall agility within its markets.  For further discussion, see Note 16.  In conjunction with this realignment, ATK incurred realignment charges in the fourth quarter of fiscal 2012.  The charges relate primarily to termination benefits offered to employees, asset impairment charges, and costs associated with the closure of certain facilities.  The composition of these charges was as follows:

Termination benefits	$7,313
Asset impairment	978
Facility closure and other costs	675
Total	$8,966

The following table summarizes ATK’s realignment liability activity during fiscal 2012 related to the termination benefits and facility closure and other costs:

	Termination Benefits	Asset Impairment	Facility Closure and Other Costs	Total
Balance at March 31, 2011	$—	$—	$—	$—
Expense	7,313	978	675	8,966
Cash paid	—	—	(272)	(272)
Non-cash settlements	(165)	(978)	(378)	(1,521)
Balance at March 31, 2012	$7,148	$—	$25	$7,173

ATK expects to liquidate the majority of the remaining liability during fiscal 2013.

The fiscal 2012 realignment charges were recorded at Corporate and have been allocated between Cost of Sales and Operating Expenses in the Consolidated Income Statements based on the nature of the expense.  These costs were reflected in Corporate in order to provide greater clarity on the operating results of the other business segments which are evaluated for incentive purposes based on their performance excluding these charges.  ATK does not anticipate incurring material realignment costs associated with the realignment beyond those incurred in fiscal 2012.

16.  Operating Segment Information

Effective April 1, 2012, ATK realigned its business structure into three operating groups. The three-group structure will maximize efficiency, reduce cost, support customer needs, leverage the Company’s investments and improve overall agility within its markets.  As a result of this realignment, ATK’s three operating groups are:

•                  Aerospace Group, which generated 29% of ATK’s external sales in fiscal 2012, develops and produces rocket motor systems for human and cargo launch vehicles, conventional and strategic missiles, and missile defense interceptors. They also produce small and micro-satellites, satellite components, structures and subsystems, lightweight space deployables and solar arrays, and provide engineering and technical services.  Additionally, the Aerospace Group operates in the military and commercial aircraft and launch structures markets.  Other products include ordnance, such as decoy and illuminating flares.

•                  Defense Group, consisting of the former Armament Systems and Missile Products businesses, generated 49% of ATK’s external sales in the fiscal 2012, develops and produces military small, medium, and large caliber ammunition, propulsion systems for tactical missiles and missile defense applications, strike weapons, precision munitions, gun systems, aircraft survivability systems, fuzes and warheads, energetic materials and special mission aircraft.

•                  Sporting Group, which generated 22% of ATK’s external sales in fiscal 2012, develops and produces commercial ammunition and accessories and Tactical systems.

ATK derives the majority of its sales from contracts with, and prime contractors to, the U.S. Government. ATK’s U.S. Government sales, including sales to U.S. Government prime contractors, during the last three fiscal years were as follows:

Fiscal	U.S. Government Sales	Percent of sales

2012	$2,992,202	65%
2011	3,281,035	68%
2010	3,333,425	69%

The military small-caliber ammunition contract, which is reported within Defense Group, contributed approximately 15%, 15%, and 13% of total fiscal 2012, 2011 and 2010 sales, respectively.  No other single contract contributed more than 10% of ATK’s sales in fiscal 2012, 2011, or 2010.

No single commercial customer accounted for 10% or more of ATK’s total sales during fiscal 2012, 2011, or 2010.

ATK’s foreign sales to customers were $702,981 in fiscal 2012, $694,537 in fiscal 2011, and $631,978 in fiscal 2010.   During fiscal 2012, approximately 26% of these sales were in Aerospace Group, 56% were in Defense Group, and 18% were in Sporting Group.  Sales to no individual country outside the United States accounted for more than 4% of ATK’s sales in fiscal 2012. Substantially all of ATK’s assets are held in the United States.

The following summarizes ATK’s results by segment:

	Year Ended March 31, 2012
	Aerospace Group	Defense Group	Sporting Group	Corporate	Total
Sales:
External customers	$1,347,802	$2,262,777	$1,002,820	$—	$4,613,399
Intercompany	16,432	131,454	21,029	(168,915)	—
Total	1,364,234	2,394,231	1,023,849	(168,915)	4,613,399
Capital expenditures	74,194	18,911	21,742	7,445	122,292
Depreciation	46,061	31,741	16,741	3,494	98,037
Amortization of intangible assets	1,142	1,864	7,842	—	10,848
Income before interest, income taxes and noncontrolling interest	143,817	319,428	91,234	(58,893)	495,586
Total assets	1,539,899	1,193,503	750,622	1,057,722	4,541,746

	Year Ended March 31, 2011
	Aerospace Group	Defense Group	Sporting Group	Corporate	Total
Sales:
External customers	$1,432,678	$2,480,033	$929,553	$—	$4,842,264
Intercompany	12,987	96,507	10,914	(120,408)	—
Total	1,445,665	2,576,540	940,467	(120,408)	4,842,264
Capital expenditures	64,916	37,375	25,896	2,014	130,201
Depreciation	38,507	41,165	13,642	6,727	100,041
Amortization of intangible assets	2,454	862	7,829	—	11,145
Income before interest, income taxes and noncontrolling interest	131,011	269,232	128,437	(2,954)	525,726
Total assets	1,400,833	1,092,088	742,359	1,208,565	4,443,845

	Year Ended March 31, 2010
	Aerospace Group	Defense Group	Sporting Group	Corporate	Total
Sales:
External customers	$1,623,038	$2,422,783	$761,845	$—	$4,807,666
Intercompany	20,043	115,443	3,416	(138,902)	—
Total	1,643,081	2,538,226	765,261	(138,902)	4,807,666
Capital expenditures	61,422	43,326	33,108	5,616	143,472
Depreciation	39,313	34,885	10,990	8,551	93,739
Amortization of intangible assets	1,135	3,822	1,134	—	6,091
Income before interest, income taxes and noncontrolling interest	145,858	220,062	107,891	38,526	512,337
Total assets	1,291,660	1,141,248	489,345	947,371	3,869,624

During the second quarter of fiscal 2012, ATK recognized an $18,000 benefit from a favorable contract resolution on a program within Defense Group.

As a result of the LUU flares settlement agreement, ATK established a litigation accrual of $25,500 during fiscal 2012. This payment was made in April 2012.  An additional warranty accrual of approximately $10,700 was recorded during fiscal 2012 as the Company will retrofit up to 76,000 flares as part of the settlement. The impact of this settlement was recorded at Corporate.

During the third quarter of fiscal 2011, Aerospace Group recognized a $25,000 reduction in sales and profit on a commercial aerospace structures program.  This reduction in sales and profit resulted from increased program costs, scope changes, and new factory start-up processes.

During fiscal 2010, ATK recorded an $11,400 noncash charge within Defense Group related to the Company’s TNT production facility and ATK’s decision to procure all future TNT requirements from an off-shore vendor.

During fiscal 2010, ATK recorded a $24,586 noncash asset impairment charge within Aerospace Group and a $13,422 noncash asset impairment charge within Defense Group related to the Company’s decision to discontinue the use of the Thiokol and MRC trade names, as discussed in Note 7.

During fiscal 2010 ATK recognized approximately $14,000 of growth in contract costs associated with the construction of an energetics facility for the Australian Ministry of Defense.  As the program moves closer to completion it has been transitioned from Aerospace Group to the Defense Group given that ATK’s core expertise in high volume energetics production lies within Defense Group.

Certain administrative functions are primarily managed by ATK at the corporate headquarters (“Corporate”). Some examples of such functions are human resources, pension and postretirement benefits, corporate accounting, legal, tax, and treasury. Significant assets and liabilities managed at Corporate include those associated with debt, pension and postretirement benefits, environmental liabilities, litigation liability related to LUU flare, strategic growth costs, and income taxes.

Costs related to the administrative functions managed by Corporate are either recorded at Corporate or allocated to the business units based on the nature of the expense.  The difference between pension and postretirement benefit expense calculated under Financial Accounting

Standards and the expense calculated under U.S. Cost Accounting Standards is recorded at the corporate level which provides for greater clarity on the operating results of the business segments. Administrative expenses such as corporate accounting, legal, and treasury costs, are allocated out to the business segments.  Environmental expenses are allocated to each segment based on the origin of the underlying environmental cost. Transactions between segments are recorded at the segment level, consistent with ATK’s financial accounting policies. Intercompany balances and transactions involving different segments are eliminated at ATK’s consolidated financial statements level. These eliminations are shown above in “Corporate” and were $33,697, $23,390, and $30,705 for fiscal 2012, 2011, and 2010, respectively.

17.  Quarterly Financial Data (Unaudited)

Quarterly financial data is summarized as follows:

	Fiscal 2012 Quarter Ended
	July 3	October 2	January 1	March 31

Sales	$1,075,255	$1,109,418	$1,117,484	$1,311,242
Gross profit	245,224	261,256	245,804	242,612
Net income attributable to Alliant Techsystems Inc.	71,158	79,991	49,685	61,418

Alliant Techsystems Inc.’s earnings per common share:
Basic earnings per share	2.15	2.45	1.52	1.87
Diluted earnings per share	2.13	2.43	1.51	1.86

Cash dividends per share:
Declared	0.20	0.20	0.20	0.20
Paid	0.20	0.20	0.20	0.20

	Fiscal 2011 Quarter Ended
	July 4	October 3	January 2	March 31

Sales	$1,202,151	$1,209,235	$1,129,290	$1,301,588
Gross profit	252,264	251,090	232,800	265,412
Net income attributable to Alliant Techsystems Inc.	74,644	97,246	70,181	71,104

Alliant Techsystems Inc.’s earnings per common share:
Basic earnings per share	2.26	2.93	2.11	2.12
Diluted earnings per share	2.24	2.91	2.09	2.10

Cash dividends per share:
Declared	—	—	0.20	—
Paid	—	—	—	0.20

The sum of the per share amounts for the quarters may not equal the total for the year due to the application of the treasury stock method.

During the first quarter of fiscal 2012, Aerospace Group recognized a gain of $5,400 related to the sale of a non-essential parcel of land

During the second quarter of fiscal 2012, ATK recognized an $18,000 benefit from a favorable contract resolution on a program within Defense Group as well as additional costs for strategic growth initiatives.

During the third quarter of fiscal 2012, ATK established a litigation accrual of $25,500 related to the LUU flare litigation. This payment was made in April 2012.  An additional warranty accrual of approximately $7,800 was recorded for the cost to retrofit up to 76,000 flares as part of the settlement.

During fourth quarter of fiscal 2012, ATK incurred costs related to the realignment of its business segments.

During the third quarter of fiscal 2011, Aerospace Group recognized a $25,000 reduction in sales and profit on a commercial aerospace structures program.  This reduction in sales and profit resulted from increased program costs, scope changes, and new factory start-up processes.